Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MEDIABISTRO INC.,

PGM-MB HOLDINGS LLC, AND

PROMETHEUS GLOBAL MEDIA, LLC

MAY 28, 2014

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibits
Exhibit A	Definitions
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Form of IP Assignments
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Non-Compete Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2014, is entered into by and among Mediabistro Inc., a Delaware corporation (“Seller”), PGM-MB Holdings LLC, a Delaware limited liability company (“Buyer”), and solely with respect to Sections 6.5, 6.6, 6.8, 6.18 and Article X and the applicable provisions of Article IX, Prometheus Global Media, LLC, a Delaware limited liability company (“Buyer Parent”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Exhibit A attached hereto for the purposes of this Agreement.

RECITALS

WHEREAS, the Seller Parties are engaged in the business of providing online publishing of editorial content, e-commerce offerings, online job board (including career oriented services such as freelancer marketplaces), online education and certificate programs for social media, traditional media and creative professionals and bundled subscription services of the foregoing (the “Business”);

WHEREAS, Seller’s services offerings include trade shows and conferences and research and data services and products (the “Retained Businesses”);

WHEREAS, Seller desires to sell substantially all of its and the Seller Subsidiaries’ assets, properties, rights and interests used in or related to the Business to Buyer, and Buyer desires to purchase and acquire the same from the Seller Parties in consideration of certain payments by Buyer to Seller and the assumption by Buyer of certain Liabilities of the Seller Parties, all on the terms and conditions set forth in this Agreement;

WHEREAS, the Seller Parties desire to conduct the Retained Business after the Closing of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Alan M. Meckler and Buyer have entered into a voting agreement whereby Mr. Meckler has agreed to vote his shares of Seller’s stock in favor of the Transactions;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at the Closing, Seller shall, and shall cause the Seller Subsidiaries to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Seller Parties, all right, title and interest of the Seller Parties in and to the Acquired Assets, as the same shall exist as of the Closing Date free and clear from all Liens, other than Permitted Liens. For purposes of this Agreement, “Acquired Assets” means all of the Assets, properties and rights of every kind (whether tangible or intangible) of any Seller Party other than the Retained Assets (as defined below), whether now existing or acquired prior to the Closing Date as the same may exist on the Closing Date, including:

(a) the Equipment, and all third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of any Seller Party with respect to any of the Equipment;

(b) the Inventory;

(c) all rights and interests in all contracts, agreements, arrangements, understandings, personal property leases, obligations (including purchase orders), commitments, undertakings, and pending bids or proposals which bids or proposals if accepted would result in a binding contract (whether written or oral, express or implied) (the “Contracts”) primarily related to the Business;

(d) to the extent transferable under applicable Law, the Licenses and Permits, if any;

(e) the Business IP and all content of Seller hosted on Twitter, Facebook, LinkedIn and all other social media sites (including all passwords associated with the foregoing accounts), together with the right to sue and collect for past, present and future infringement or misappropriation thereof, and all tangible embodiments thereof;

(f) to the extent transferable, all rights under or pursuant to warranties and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Business and all other claims and rights against third parties relating to the Acquired Assets or the Assumed Liabilities;

(g) to the extent transferable, any credits, prepaid expenses, deferred charges, deposits and claims for refunds or reimbursements, in each case, relating to any of the Acquired Assets or Assumed Liabilities;

(h) to the extent transferable, all insurance proceeds or rights to insurance proceeds under any insurance policies of Seller with respect to any of the Acquired Assets or Assumed Liabilities;

(i) all transferable telephone numbers listed on Schedule 1.1(i);

(j) other than as specifically set forth in Section 1.2(e), all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, drawings, advertising and promotional materials, studies, Tax Returns (to the extent they relate to the Business and Acquired Assets, provided, however, that Seller may retain copies of such Tax Returns), reports and other materials (in whatever form or medium) that are used or held for use that relate to the conduct of the Business;

(k) all non-disclosure or confidentiality agreements entered into by or on behalf of Seller within the last 12 months related to the sale of the Business; and

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(l) all goodwill associated, or arising in connection, with the Business or any of the Acquired Assets.

1.2 Retained Assets. Notwithstanding any other provision of this Agreement to the contrary, the Seller Parties shall retain, and Buyer shall not acquire any Seller Party’s right, title or interest in or to, and the Acquired Assets will not include the following (collectively, the “Retained Assets”):

(a) Seller’s rights under this Agreement and the Ancillary Agreements to which any Seller Party is a party;

(b) all cash on hand and cash equivalents at the time of Closing, except for such cash or cash equivalents included in the Acquired Assets under Section 1.1(h), and all bank accounts;

(c) all Contracts of insurance and policies of insurance held by any Seller Party, including casualty, liability or group life, health or accident insurance;

(d) all Employee Plans and Assets related to any Employee Plan;

(e) each Seller Party’s corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records (including Tax Returns) relating to federal, state, local or foreign income, net or gross receipts, franchise, estimated, alternative minimum, or add-on Taxes, and any other documents relating to the organization, maintenance or existence of any Seller Party as a corporation; and

(f) all Assets exclusively related to or used in the Retained Businesses;

(g) all equity interests in Seller and Seller’s Subsidiaries;

(h) the Leases;

(i) all accounts receivable for money due to any Seller Party arising out of the sale of goods or materials or the rendering of services prior to the Closing by or on behalf of any Seller Party that are in existence as of the Closing;

(j) Seller’s interests in that certain Asset Purchase Agreement dated as of August 7, 2009 by and between Seller (f/k/a WebMediaBrands Inc.) and QuinStreet, Inc.; and

(k) the Contracts, Assets, properties, rights and interests specifically described on Schedule 1.2(k).

1.3 Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement and except as otherwise provided in Section 1.4, at the Closing, Buyer will assume and thereafter pay, perform or otherwise discharge only the following Liabilities of the Seller Parties (the “Assumed Liabilities”):

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(a) all Liabilities arising under or related to the Contracts included in the Acquired Assets from and after the Closing (other than Liabilities attributable to any breach or default, or deemed breach or default, by a Seller Party under the terms thereof), including all deferred revenue, including prepaid subscriptions and other similar liabilities, associated with such Contracts or the Business;

(b) all Liabilities, including without limitation Tax Liabilities, arising after the Closing Date to the extent arising out of or related to Buyer’s ownership or operation of the Business or Buyer’s use or ownership of the Acquired Assets;

(c) all Liabilities relating to the Transferred Employees, only to the extent arising following the Closing Date;

(d) Taxes arising as a result of the Transactions that are the responsibility of the Buyer pursuant to Section 6.13(f), or for which Buyer is responsible pursuant to any of the Ancillary Agreements; and

(e) all Liabilities specifically described on Schedule 1.3(e).

1.4 Retained Liabilities. Notwithstanding any other provision of this Agreement, the Seller Parties shall retain, and Buyer shall not assume or be responsible or liable with respect to any, Liabilities of any Seller Party other than the Assumed Liabilities (collectively, the “Retained Liabilities”). By way of example and not of limitation, Buyer will not be responsible for any of the following (each of which will constitute a Retained Liability):

(a) all accounts payable of the Seller arising out of the purchase of goods, materials or services prior to the Closing by or on behalf of the Seller that are in existence as of the Closing;

(b) the Seller Transaction Expenses;

(c) any Liability relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any Retained Assets;

(d) all Indebtedness of any Seller Party outstanding as of the close of business on the Closing Date (including, for the avoidance of doubt, all Indebtedness payable to Alan M. Meckler);

(e) any Liabilities under the Leases or with respect to the Leased Real Property;

(f) any Liability or obligation of any Seller Party or relating to the Business, the Acquired Assets or the Assumed Liabilities with respect to: (i) Taxes for any Pre-Closing Tax Period, (ii) Taxes arising as a result of the Transactions that are the responsibility of Seller pursuant to Section 6.13(f), or for which a Seller Party is responsible pursuant to any of the Ancillary Agreements, and (iii) other Taxes of a Seller Party of any kind that become a Liability of the Buyer as a transferee or successor, or otherwise by operation of Contract or Law;

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(g) any Liability arising out of or related to the generation, use, handling, presence, treatment, storage, transportation, disposal or Release of any Hazardous Materials, including any offsite disposal of Hazardous Materials, in connection with (i) the Retained Assets, whether before or after Closing, or (ii) the ownership or the operation of the Business, the Leased Real Property, or the Acquired Assets prior to the Closing, in each case, including any such Liabilities resulting from violations of applicable Environmental Laws;

(h) any Liabilities arising out of or relating to any current or former officer, director, employee, consultant, leased employee, independent contractor or contract employee, including all eligible beneficiaries, of any Seller Party, and further including the employment, engagement, compensation and termination thereof by any Seller Party occurring prior to, and on or after the Closing Date or as a result of the Transactions, including as a result of a change of control or under any Employee Plan, Multiemployer Plan (including any related withdrawal liability) or any claim for benefits, equity awards, bonuses or other incentives or under COBRA or HIPAA;

(i) other than as expressly assumed pursuant to Section 1.3(a) above, any Liability arising out of or relating to services provided or products designed, manufactured, sold or repaired in connection with the Business on or prior to the Closing Date, including all product return, rebate, credit and warranty obligations, and all product liabilities, relating thereto;

(j) any Liability arising out of or relating to any action, charge, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation relating to the Business relating to any period on or prior to the Closing Date;

(k) any Liability of Seller under the Agreement and the Ancillary Agreements to which any Seller Party is a party; and

(l) the Liabilities specifically described on Schedule 1.4(l).

1.5 Closing Payment.

(a) Closing Payment Calculation. At the Closing, Buyer will pay to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller, an amount equal to (i) Eight Million Dollars ($8,000,000) (the “Initial Purchase Price”), minus (ii) the Escrow Amount. The sum of the Initial Purchase Price less the Escrow Amount, is referred to herein as the “Closing Payment”.

(b) Escrow Holdback. To secure the indemnification obligations of Seller set forth in Article VII, at the Closing, Buyer will deposit an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) less the amount by which any Covered Buyer Expenses incurred as of the Closing Date exceed, in the aggregate, the Covered Buyer Expense Deductible (the “Escrow Amount”) out of the Initial Purchase Price in immediately available funds in an escrow account (the “Escrow Fund”) with Deutsche Bank Trust Company Americas, a New York banking corporation, as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) in substantially the form attached hereto as Exhibit B.

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1.6 Allocation of Purchase Price.

(a) Within 90 days after the Closing Date, Buyer will provide to Seller copies of Internal Revenue Service Form 8594 and any required exhibits thereto (the “Allocation Statement”), prepared in accordance with Section 1060 of the Code setting forth its calculation of the amount of the total consideration (including Assumed Liabilities) allocable to the Acquired Assets, including the amount allocable to the covenant not to compete described in Section 6.6(b).

(b) Seller will review the Allocation Statement and, to the extent Seller disagrees in good faith with the content of the Allocation Statement, Seller will inform Buyer of such disagreement within 45 days after receipt of the Allocation Statement. Seller and Buyer will attempt in good faith to resolve such disagreement. If Seller and Buyer are unable to agree on the Allocation Statement within 180 days after the Closing Date, Seller and Buyer will each use their own allocation statement.

(c) If Buyer and Seller agree on the Allocation Statement, Buyer and Seller will report the allocation of the total consideration among the Acquired Assets in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and timely filing of all income Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, the Internal Revenue Service or any applicable state or local Tax Authority). Buyer and Seller agree to promptly provide the other Party with any additional information and reasonable assistance required to complete Form 8594 or compute Taxes arising in connection with (or otherwise affected by) the Transactions.

(d) Buyer and Seller will promptly inform one another in writing of any challenge by any Tax Authority to any allocation made pursuant to this section and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(e) Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Statement.

ARTICLE II

CLOSING

2.1 Closing. The closing of the Transactions (the “Closing”) will occur within three Business Days following the satisfaction or waiver of each of the conditions to Closing set forth in Article V at the offices of Jenner & Block LLP, 919 Third Avenue, New York, New York, or at such other place or on such other date as the Parties may agree in writing. The date on which the Closing actually occurs will be referred to as the “Closing Date,” and the Closing will be deemed effective as of 11:59 p.m., Eastern Time, on the Closing Date.

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2.2 Documents To Be Delivered By Seller. At the Closing, Seller shall (and with respect to items (a) and (b) below shall cause the Seller Subsidiaries to) deliver to Buyer:

(a) a duly executed counterpart of the bill of sale and assignment and assumption agreement, in substantially the form attached as Exhibit C (the “Bill of Sale and Assignment and Assumption Agreement”);

(b) duly executed counterparts of the intellectual property assignments, in substantially the form attached as Exhibit D and domain name assignments in the form required by the registrars of the domain names included in the Acquired Assets (the “IP Assignments”);

(c) a duly executed counterpart of the Escrow Agreement;

(d) a duly executed counterpart of the transition services agreement, in substantially the form attached as Exhibit E (the “Transition Services Agreement”);

(e) a good standing certificate for Seller from the Secretary of State of the State of Delaware, dated no earlier than 10 Business Days prior to the Closing Date;

(f) a certificate of a Secretary, Assistant Secretary or other similar officer of Seller certifying as to (i) the resolutions of the board of directors of Seller approving and authorizing this Agreement, the Ancillary Agreements to which Seller is a party and the Transactions and (ii) the requisite approval and authorization of this Agreement and the Transactions by the stockholders of Seller;

(g) copies of all Closing Consents;

(h) the certificate required by Section 5.1(e);

(i) releases, including termination statements under the Uniform Commercial Code of any financing statements filed against any Acquired Assets, evidencing discharge, removal and termination of all Liens required by Section 5.1(h), which releases shall be effective at or prior to the Closing;

(j) evidence of the change of Seller’s and Mediabistro.com Subsidiary Inc.’s, a Delaware corporation (“MB Sub”), corporate name, effective as of the Closing;

(k) a certificate of non-foreign status from Seller dated as of the Closing Date in form and substance required by Treasury Regulations Section 1.1445-2(b)(2) issued pursuant to Section 1445 of the Code stating that no Seller Party is a foreign person within the meaning of Section 1445 of the Code; and

(l) a noncompetition and nonsolicitation agreement, duly executed by Alan Meckler in the form attached hereto as Exhibit F (the “Noncompete Agreement”).

2.3 Payment and Documents To Be Delivered By Buyer.

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(a) At the Closing, Buyer shall deliver to Seller (and with respect to items (ii) and (iii) below, the applicable Seller Subsidiary):

(i) the Closing Payment;

(ii) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(iii) duly executed counterparts of the IP Assignments;

(iv) a duly executed counterpart of the Escrow Agreement;

(v) a duly executed counterpart of the Transition Services Agreement;

(vi) a duly executed counterpart of the Noncompete Agreement

(vii) the certificate required by Section 5.2(d);

(viii) a good standing certificate for Buyer from the Secretary of State of the State of Delaware, dated no earlier than 10 Business Days prior to the Closing Date; and

(ix) a certificate of a Secretary, Assistant Secretary or other similar officer of Buyer certifying as to (i) the resolutions of the board of directors of Buyer approving and authorizing this Agreement, the Ancillary Agreements to which Seller is a party and the Transactions and (ii) the requisite approval and authorization of this Agreement and the Transactions by the stockholders of Buyer.

(b) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, Seller hereby represents and warrants to Buyer as set forth in this Article III. The schedule numbers contained in the Disclosure Schedules correspond to the section numbers of the representations and warranties in the Agreement. Any matter, information or item disclosed in the Disclosure Schedules qualifies the corresponding section in the Agreement and the other sections in the Agreement, as the case may be, to the extent that it is reasonably apparent on its face that such disclosure qualifies or applies to such other section(s). The inclusion of any matter, information or item in the Disclosure Schedules does not (i) constitute an admission of any liability or obligation by Seller or any other person to any third party, or (ii) otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of the Agreement or any other purpose. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law may be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where the terms of a Contract, action or other disclosure item have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such Contract, action or other item and are qualified by reference to the text of the Contract, action or documents described.

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3.1 Corporate Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to operate the Business, to own, lease or use the properties used or held for use in the Business, to carry on the Business as presently conducted and to enter into and perform this Agreement and the Ancillary Agreements to which Seller is a party and the Transactions. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now being conducted by it or the property owned or leased by it makes such qualification necessary. Each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to operate the Business, to own, lease or use the properties used or held for use in the Business, to carry on the Business as presently conducted and to enter into and perform the Ancillary Agreements to which it is a party and the Transactions. Each Seller Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now being conducted by it or the property owned or leased by it makes such qualification necessary.

3.2 Authorization. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller other than the Seller Stockholder Approval. Seller has the right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements to which Seller or a Seller Subsidiary is or is to become a party, when executed and assuming due authorization, execution and delivery by Buyer and each other party hereto or thereto other than a Seller Party, will be, duly executed and delivered by such Seller Party and constitute valid and legally binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally (other than claims brought by Alan Meckler), and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies. The Board of Directors of Seller, has (a) (i) determined that the Transactions are in the best interests of Seller and its stockholders and approved and declared advisable this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, and (ii) resolved to recommend that Seller’s stockholders vote in favor of the Transactions and (b) directed that this Agreement and the terms of the Transaction be submitted to the Seller’s stockholders for their approval. The execution and delivery by each Seller Subsidiary of the Ancillary Agreements to which it is to become a party, the performance of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of such Seller Subsidiary other than the Seller Stockholder Approval. Each Seller Subsidiary has the right, power and authority to execute and deliver the Ancillary Agreements to which it is to become a party and to perform its obligations hereunder and thereunder.

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3.3 No Conflict or Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Agreements to which any Seller Party is a party nor the consummation of the Transactions will (a) require consent under or violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any Material Contract to which any Seller Party is a party or by which it is bound, (b) violate, conflict with or result in a breach of or constitute a default under any provision of the articles of incorporation or by-laws of any Seller Party, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, pronouncement, rule or regulation of any court or Governmental Authority to which any Seller Party or the Business is subject, (d) violate, conflict with or result in a breach of any law, statute, regulation, rule, ordinance, requirement, directive, restriction, order, judgment, decree, or other binding action or requirement of any Governmental Authority (a “Law”), or (e) result in the creation or imposition of any Lien upon the Acquired Assets, other than a Permitted Lien.

3.4 Seller SEC Documents; Financial Statements.

(a) Seller has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2012 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Seller SEC Documents”). None of Seller’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Seller has made available (including via EDGAR) to Buyer true and complete copies of the Seller SEC Documents filed with the SEC by Seller on or prior to the Closing Date, and Seller shall make available (including via EDGAR) to Buyer true and complete copies of any Seller SEC Documents filed with the SEC by Seller after the date hereof and prior to the Closing Date. As of their respective filing dates, (i) the Seller SEC Documents complied or will comply, as applicable, in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) none of the Seller SEC Documents contained or will contain, as applicable, any untrue statement of a material fact related to the Business or the Acquired Assets, or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary to make the statements made therein related to the Business or the Acquired Assets, in the light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Seller SEC Document.

(b) Schedule 3.4(b) sets forth the following financial statements of the Business: (i) the unaudited balance sheet of the Business as of December 31, 2012 and December 31, 2013 and the related statements of income for the year then ended; and (ii) the unaudited balance sheet of the Business as of March 31, 2014 and the related statements of income for the three months then ended (together, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as otherwise stated in such Financial Statements) and fairly present in all material respects the consolidated financial condition and the results of operations of the Business as at the respective dates thereof and for the periods indicated therein.

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(c) Seller has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information relating to Seller, including its consolidated Subsidiaries, required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and all such information is accumulated and communicated to Seller’s management, including its principal executive and principal financial officers, and to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Seller required under the Exchange Act with respect to such reports. Seller has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

(d) Seller’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of Seller’s financial reporting and financial statements, and includes policies and procedures (i) providing reasonable assurance that (A) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and (B) receipts and expenditures are in accordance with the authorization of Seller’s management and directors and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on Seller’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2013 with respect to the Business or Acquired Assets, nor has any such deficiency or weakness been identified between that date and the date of this Agreement with respect to the Business or Acquired Assets.

3.5 Absence of Undisclosed Liabilities. Neither Seller nor any of its Subsidiaries has any Liabilities related to the Business, other than those (i) set forth or adequately provided for in the Financial Statements, (ii) incurred or accrued since March 31, 2014 consistent with past practice (including in amount) and in the ordinary and normal course of business, (iii) incurred in connection with this Agreement or (iv) set forth on Schedule 3.5.

3.6 Real Property.

(a) Schedule 3.6(a) sets forth a list of each lease or similar agreement, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (collectively, the “Leases”), related to the Leased Real Property.

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(b) Seller’s possession and quiet enjoyment of the Leased Real Property have not been disturbed, and Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the Leased Real Property nor has Seller collaterally assigned, mortgaged or otherwise encumbered its interest in any Leased Real Property. There are no condemnation or eminent domain proceedings pending against the Leased Real Property or, to the Knowledge of Seller, contemplated or threatened against the Seller’s interest in all or any part of the Leased Real Property, and all buildings, facilities and other improvements located on the Leased Real Property are supplied with utilities and other services necessary for the normal conduct of the business undertaken at such Leased Real Property.

3.7 Contracts. Set forth on Schedule 3.7 is a list of the following Contracts in each case which are used or held for use in or related to the conduct of the Business:

(a) any Contract, sales order or purchase order (i) to which Seller is a party or which is otherwise binding on Seller or the Business and is presently in effect which involves aggregate future payments by or to the Business in excess of $20,000 in any 12-month period or extends for a period of more than one year and is not terminable at will without penalty (other than normal course inventory purchase or sale Contracts) or (ii) between Seller and any distributors, customers, manufacturers’ agents or selling agents in excess of $10,000 (excluding advertising insertion orders);

(b) each joint venture, partnership, teaming or similar Contract involving a sharing of profits or expenses to which Seller is a party;

(c) each Contract or other agreement entered into outside the ordinary course of business under which Seller has agreed to indemnify any Person;

(d) each non-competition, restrictive covenant, exclusivity covenant or other agreement that restricts Seller or, to the Knowledge of Seller, any of its Employees from doing business anywhere in the world;

(e) each Contract presently in effect, whether or not fully performed, by Seller with any current or former officer, director, consultant, independent contractor, other Employee (or group of Employees) or equity holder (or group of equity holders), or labor organization representing Employees, of Seller;

(f) each Contract pursuant to which the Business is committed to make a capital expenditure or to purchase a capital asset in excess of $50,000 which is not contemplated by Seller’s capital expenditure budget for the Business;

(g) each Contract between Seller and any consultant, representative or broker of Seller;

(h) each Contract that is material to the Business and which relates to the Business IP or to third-party Intellectual Property Rights (including licenses-in and licenses-out);

(i) each Contract that (A) grants any Person other than Seller and its Affiliates any (1) exclusive license, supply or distribution rights or other exclusive rights, (2) “most favored nation” rights or (3) rights of first refusal, rights of first negotiation or similar rights with respect to any Business Product or Business IP or (B) contain any provision that requires the purchase of all or a given portion of the Business’s requirements from a given third party;

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(j) each Contract relating to the employment of any Employee and any change in control or retention agreement or other compensatory agreement under which benefits (including any severance, termination or “golden parachute” payments or similar payments, additional rights or benefits) exist or will arise, be increased or accelerated by the occurrence of the Transactions or upon the termination of employment or any other compensatory agreement (other than any agreement for “at will” employment) that provides for aggregate payments to any Person in any calendar year in excess of $50,000;

(k) each other Contract that is material to the Business or outside the ordinary course of business; and

(l) each Contract that would reasonably be expected to have a Material Adverse Effect if (i) any other party cancelled or terminated such Contract (with or without notice or passage of time), (ii) any other party claimed monetary damages (either individually or in the aggregate with all other such claims under such Contract) from Seller, or (iii) any obligation were accelerated or any benefit were lost under such Contract (the items described in clauses (a) through (k) together with the Leases and Business IP Contracts being collectively referred to herein as the “Material Contracts”).

Seller has made available to Buyer correct and complete copies of all Contracts listed or required to be listed on Schedule 3.7, together with all modifications or supplements thereto (or a description if unwritten). Seller has performed, or is performing, in all material respects all contractual obligations required to be performed by it to date under all Material Contracts. Seller is not in default in any material respect under any Material Contract, and to the Knowledge of Seller, no other party is in breach or default under or has repudiated any term of any Material Contract. Each Material Contract is legally valid and binding and enforceable against Seller and, to the Knowledge of Seller, against each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Each Material Contract will continue to be legally valid and binding and enforceable immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Seller has no Liabilities under any Material Contract providing for (i) penalties in the event of misfeasance by Seller in the performance of its duties thereunder, or (ii) the renegotiation or redetermination of profits or prices, nor will any of Seller’s costs which are incurred or accruable prior to the Closing under Material Contracts, or under subcontracts entered into between Seller and any other Person, be subject to disallowance. Seller has not received any written notice of termination, cancellation or non-renewal with respect to any Material Contract, and to the Knowledge of Seller, no other party to a Material Contract plans to terminate, cancel or not renew any Material Contract.

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3.8 Books and Records. The books and records of Seller maintained in connection with the Business (including (a) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with customers, invoices, customer lists, inventories, supplier lists and personnel records, and (b) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business, and have been maintained consistent with good business practice.

3.9 Equipment. Set forth on Schedule 3.9 is a list of all material equipment, tools, goods, furnishings, fixtures, office equipment, production and other supplies and spare and repair parts, stores and other tangible personal property (whether owned or leased) in each case which is used by the Business or otherwise used or held for use in or related to the conduct of the Business (the “Equipment”).

3.10 Acquired Assets. Seller has good, valid and marketable title to all items of owned Acquired Assets, free and clear of all Liens of any kind except (a) Liens for Taxes and assessments or governmental charges or levies, in each case not yet due and payable, (b) Liens of landlords, carriers, warehousemen, mechanics and materialmen arising in the ordinary course of business under applicable Law, and (c) for Acquired Assets other than Intellectual Property Rights, minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected Acquired Asset or impairs any operations of the Business as it is currently conducted (the Liens described in clauses (a) through (c) being collectively referred to herein as “Permitted Liens”). Other than as set forth on Section 3.10, the Acquired Assets include all Assets, properties and rights used or held for use by Seller that (y) are necessary to operate the Business as presently conducted and (z) generated the financial performance and results of operations reflected in the Financial Statements. The tangible Acquired Assets, including Equipment and the Leased Real Property, are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

3.11 Litigation. Except as set forth on Schedule 3.11, since January 1, 2011, Seller has not been a party to, nor, to the Knowledge of Seller, been threatened with any judgment, order, decree, claim, action, suit, proceeding or investigation related to the Business and, to the Knowledge of Seller, none of Seller’s Affiliates, directors, officers, agents or Employees (in their capacity as such) have been a party to or been threatened with any such judgment, order, decree, claim, action, suit, proceeding or investigation. There is no legal, arbitration, administrative or other formal proceeding or governmental investigation pending or, to the Knowledge of Seller, threatened against Seller that seeks to enjoin or otherwise challenges the consummation of any of the Transactions.

3.12 Licenses and Permits. Schedule 3.12 sets forth a list of all material licenses, franchises, permits, approvals and other similar authorizations, and any waivers of the foregoing, issued by or obtained from any Governmental Authority that are necessary for, or otherwise material to, the conduct of the Business (collectively, “Licenses and Permits”). All such Licenses and Permits are in full force and effect, and Seller is in compliance in all material respects with such Licenses and Permits.

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3.13 Environmental.

(a) To the Knowledge of Seller, the Business, Leased Real Property and Acquired Assets have at all times been in compliance with all Environmental Laws and the Licenses and Permits. Seller has timely given all notices, made all reports, and prepared and maintained all records required by Environmental Law.

(b) To the Knowledge of Seller, there has been no Release on or from the Leased Real Property which, with notice or the lapse of time, or both, would be required under Environmental Laws to be abated, remediated or reported to any Governmental Authority, and, to the Knowledge of Seller, there are no past or present conditions, events, circumstances or facts that could reasonably be expected to form the basis of any claim against Seller or the Business or related to the Leased Real Property based on or related to any Release or any violation of any Environmental Law.

(c) Seller has not received any notice of alleged, actual or potential responsibility for, or any inquiry concerning, and has no Knowledge of any investigation regarding, (i) any Release or threatened Release from or relating to its operation of the Business, the Leased Real Property or the Acquired Assets; or (ii) an alleged violation of or non-compliance of any Environmental Law or with the conditions of any License or Permit required under applicable Environmental Law and relating to its operation of the Business, Leased Real Property or the Acquired Assets.

(d) Notwithstanding any other provision herein, the representations and warranties contained in Section 3.13(a), (b), and (c) constitute Seller’s sole representations and warranties in respect of the compliance of the Business, Leased Real Property and Acquired Assets with Environmental Laws.

3.14 Intellectual Property.

(a) Registered IP. Schedule 3.14(a) accurately identifies: (i) each item of Registered Business IP (excluding uniform resource locators where the host is a domain name listed on Schedule 3.14(a)); (ii) the jurisdiction in which each such item of Registered Business IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in each such item of and the nature of such ownership interest.

(b) Inbound Licenses. Schedule 3.14(b) accurately identifies: (i) each Business IP Contract pursuant to which any Intellectual Property Right is licensed, sold, assigned, or otherwise conveyed or provided (including in the form of a covenant not to assert) by any Person to Seller (other than (A) agreements between Seller and its employees or freelancers and (B) any non-customized Software that (1) is so licensed, sold, assigned, or otherwise conveyed or provided solely in executable or object code form pursuant to a non-exclusive, internal use software license, and (2) is generally available on standard terms and has been licensed by Seller for less than $10,000 for internal-use in the Business); and (ii) whether the licenses or rights granted to Seller in each such Business IP Contract are exclusive or non-exclusive.

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(c) Outbound Licenses. Schedule 3.14(c) accurately identifies (i) each Business IP Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP (other than (A) the end user terms and conditions of use of the websites included in the Acquired Assets, and (B) any Business IP Contract that has expired or terminated and under which the benefit of any right or interest (including in the form of a covenant not to assert) granted in that Business IP Contract with respect to any Business IP does not continue to inure to any Person; and (ii) whether the licenses or rights granted under each such Business IP Contract are exclusive or non-exclusive. Seller is not bound by, and no Business IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the use, sale, exploitation, assertion, or enforcement of any Business IP anywhere in the world.

(d) Royalty Obligations. Schedule 3.14(d) contains a complete and accurate list of all royalties, fees, commissions, and other amounts payable by Seller or its Affiliates to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the use, manufacture, sale, license, or distribution of any Business Product or the use of any Business IP.

(e) Standard Form IP Agreements. Seller has provided to Buyer a complete and accurate copy of Seller’s standard form of any Business IP Contract currently used by Seller or currently in effect, including Seller’s standard form of: (i) employee handbook; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; (iii) confidentiality or nondisclosure agreement; and (iv) end user terms and conditions of use of the Websites. Except as set forth in Schedule 3.14(f)(iv) or as would not have a material and adverse effect on the Business, no Business IP Contract materially deviates from the corresponding standard form agreement provided to Buyer in any of the following manners: (1) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP that is materially broader in scope than as set forth in the corresponding standard form agreement; (2) any Person has granted an assignment of, or license, right or other interest to, any Intellectual Property Right that is materially narrower in scope than as set forth in the corresponding standard form agreement (excluding any Business IP Contract with any freelancer pursuant to which Seller is granted a shorter period of exclusive publication rights than as set forth in the corresponding standard form agreement provided to Buyer); (3) Seller has undertaken any indemnification obligation that is materially broader in scope than as set forth in the corresponding standard form agreement; (4) any Person has undertaken any indemnification obligation that is materially narrower in scope than as set forth in the corresponding standard form agreement; or (5) any limitation of liability provision materially deviates from the corresponding standard form agreement.

(f) Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in the Business IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Business IP Contracts identified in Schedule 3.14(c), Permitted Liens, the end user terms and conditions of use of the Websites, or as set forth in Schedule 3.14(f)). Without limiting the generality of the foregoing:

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(i) Employees and Contractors. Except as set forth in Schedule 3.14(f)(i)(A), no current or former stockholder, officer, director or employee of Seller has any valid claim, right (whether or not currently exercisable) or interest to or in any Business IP or Business Product. To the Knowledge of Seller, no employee of the Business is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of Seller. Except as set forth in Schedule 3.14(f)(i)(B), to the Knowledge of Seller, each Person who is or was an employee or contractor of a third party who is or was involved in the creation or development of any Business Product or Business IP which has been assigned by such third party to Seller, has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Business Product or Business IP in relation to such third party (enabling such rights to be assigned from such third party to Seller) and confidentiality provisions protecting the Business IP.

(ii) Government Rights. To the Knowledge of Seller, no funding, facilities or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business IP.

(iii) Protection of Proprietary Information. Seller has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Business or any Business Product that Seller holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any Software owned by Seller and currently used by Seller in connection with the Business has been disclosed (other than to employees or contractors of Seller bound by nondisclosure obligations) or licensed to any escrow agent or other Person.

(iv) Past IP Dispositions.  Except as set forth in the Schedule 3.14(f)(iv), in the five-year period immediately preceding the date hereof, Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Rights to any other Person that, absent such assignment or transfer, would constitute Business IP.

(v) Standards Bodies. Seller is not and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates Seller to grant or offer to any other Person any license or right to any Business IP.

(vi) Sufficiency. Seller owns or otherwise has, and at the Closing Buyer will have, by ownership or license, all Intellectual Property Rights needed to conduct the Business as currently conducted and currently planned to be conducted by Seller.

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(g) Valid and Enforceable. All Business IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. To the Knowledge of Seller, Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with Registered Business IP.

(ii) Trademarks. Except as set forth in Schedule 3.14(g)(ii), no Trademark owned, used or applied for by Seller in connection with the Business (collectively, the “Business Trademarks”) conflicts or interferes with any Trademark owned, used or applied for by any other Person; provided, however, that the foregoing representation and warranty shall be deemed to be made to the Knowledge of Seller with respect to any such conflict or interference caused by the use by Seller of any Business Trademark on any Website in any jurisdiction in which (A) such Business Trademark also is not Registered Business IP and (B) such use is solely an incidental consequence of such Website being available on a worldwide basis (and not, for example, as a result of Seller intentionally targeting such Website or Business Trademark use to Persons in that jurisdiction). No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Business Trademark.

(iii) Legal Requirements and Deadlines. To the Knowledge of Seller, each item of Registered Business IP is and at all times has been in material compliance with all Laws, and all filings, payments and other actions required to be made or taken to maintain such item of Business IP in full force and effect have been made by the applicable deadline, except where such failure would not have a material and adverse effect on the Business. No application for a copyright or trademark registration or any other type of Registered IP filed by or on behalf of Seller in connection with the Business has been abandoned, allowed to lapse or rejected in the last two years, except where such failure would not have a material and adverse effect on the Business.

(iv) Interference Proceedings and Similar Claims. Except as set forth in Schedule 3.14(h)(iv), no third party has challenged the scope, validity or enforceability of any Business IP in any Proceeding currently pending before the U.S. Patent and Trademark Office (or any foreign equivalent) or any other court or tribunal. To the Knowledge of Seller, there is no reasonable basis for a claim that any Business IP is invalid or unenforceable.

(h) Third-Party Infringement of Business IP. Except as set forth in Schedule 3.14(h), to the Knowledge of Seller, no Person is currently infringing, misappropriating or otherwise violating any Business IP. Schedule 3.14(h) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by Seller or any representative of Seller in the past two years regarding any actual, alleged or suspected infringement or misappropriation of any Business IP (other than (i) any notice of infringement sent or otherwise delivered by Seller or any representative of Seller under the Digital Millennium Copyright Act with respect to which the recipient has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, (ii) cease and desist or other similar letters that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business), and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

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(i) Effects of This Transaction. Except as set forth in Schedule 3.14(i), neither the execution, delivery or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Business IP, (ii) a breach of or default under any Business IP Contract, (iii) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other Person, or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP.

(j) No Infringement of Third Party IP Rights. Except as set forth in Schedule 3.14(j), in connection with the operation of the Business, including the making, using, selling, development, licensing and distribution of the Business Products by Seller, Seller has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition and, and the operation of the Business, including the use, sale, manufacture or importation of any Business Product or Business Asset, does not infringe, violate or make unlawful use of any Intellectual Property Right of any other Person; provided, however, that the foregoing representation and warranty shall be deemed to be made to the Knowledge of Seller with respect to any such infringement, misappropriation or violation caused by the use by Seller of any Business Trademark on any Website in any jurisdiction in which (A) such Business Trademark also is not Registered Business IP and (B) such use is solely an incidental consequence of such Website being available on a worldwide basis (and not, for example, as a result of Seller intentionally targeting such Website or Business Trademark use to Persons in that jurisdiction). Except as set forth in Schedule 3.14(j), to the Knowledge of Seller, there is no reasonable basis for a claim that Seller, through the operation of the Business or use of sale of any Business Product, has (i) engaged in unfair competition, (ii) has infringed or misappropriated any Intellectual Property Right of another Person. Except as set forth in Schedule 3.14(j), to the Knowledge of Seller, there is no reasonable basis for a claim that any Business Product infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property Right misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. Except as set forth in Schedule 3.14(j)(i), no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against Seller (or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller) with respect to such claim or Proceeding with respect to the Business, Acquired Assets or Business IP. Other than any notice of infringement received by Seller under the Digital Millennium Copyright Act with respect to which Seller has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, or cease-and-desist or other similar letters from third parties that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business, Seller has not received, within the two-year period preceding the Closing Date (or, in the case of any allegation of Patent infringement, within the four-year period preceding the Closing Date), any notice (whether in writing, via electronic communication or otherwise) (a) alleging infringement, misappropriation, or violation by Seller, the Business or the Acquired Assets, any of its employees or agents, or any Business Product of any Intellectual Property Rights of another Person or (b) asserting that Seller must (or suggesting that Seller) obtain a license to any Intellectual Property Right of another Person.

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(ii) Other Infringement Liability. Except as set forth in the Schedule 3.14(j)(ii), Seller is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in Seller’s standard forms of Business IP Contracts) with respect to the Business.

(iii) Infringement Claims Affecting In-Licensed IP. Except as set forth in the Schedule 3.14(j)(iii), to the Knowledge of Seller, no claim or Proceeding involving any Intellectual Property Right licensed to Seller in connection with the Business is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property Right by Seller in connection with the operation of the Business, or (b) the design, development, marketing, distribution, provision, licensing or sale of any Business Product.

(k) Bugs. To the Knowledge of Seller, none of the Software used by Seller in connection with the Business at any time since January 1, 2010 (excluding any third-party software that is generally available on standard commercial terms and is licensed to Seller solely for internal use on a non-exclusive basis) (collectively, “Business Software”) either (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Business Software or any product or system containing or used in conjunction with such Business Software, or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Business Software.

(l) Harmful Code. To the Knowledge of Seller, no Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

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(m) Open Source. Schedule 3.14(m) accurately identifies and describes each item of Open Source Code that is contained in or distributed with the Business Products, or from which any part of any Business Product is derived. No Business Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Business Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any Business Product.

(n) Privacy. Schedule 3.14(n) contains the current Business Privacy Policy and identifies the period of time during which such Business Privacy Policy was or has been in effect. Seller has complied at all times and in all material respects with all of the Business Privacy Policies and, to the Knowledge of Seller, with all applicable United States Laws pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data. To the Knowledge of Seller, Seller has complied at all times and in all material respects with the “safe harbor” framework developed by the United States Department of Commerce in consultation with the European Commission regarding the European Commission’s Directive on Data Protection in connection with User Data (including the obtaining, storing, using or transmitting of User Data), except where such failure to comply would not have a material and adverse effect on the Business. To the Knowledge of Seller, Seller has complied with all other applicable foreign Laws pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data, except where such failure to comply would not have a material and adverse effect on the Business. Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions, nor Buyer’s possession or use of User Data, will result in any violation of any Business Privacy Policy or any applicable Laws pertaining to privacy or User Data.

3.15 Customers, Distributors and Suppliers. Schedule 3.15 sets forth a complete and accurate list of the top ten (a) customers of the Business based on annual sales, showing the approximate total sales in dollars by the Business to each such customer during the 12-month period ended December 31, 2013, and (b) suppliers to the Business during the 12-month period ended December 31, 2013, showing the approximate total of purchases in dollars by the Business from each such supplier during such fiscal year. Seller has not received any written communication from any customer named on Schedule 3.15 of any intention to terminate or materially reduce purchases from the Business and since December 31, 2013 there has been no material change to the business relationship of Seller with any customer or supplier named on Schedule 3.15.

3.16 Taxes.

(a) Seller has timely filed all material Tax Returns that it was required to file with respect to the Business and the Acquired Assets, all such Tax Returns were correct and complete in all material respects and all material Taxes due and owed by Seller with respect to the Business and the Acquired Assets (whether or not shown on such Tax Returns) have been timely paid in full. No claim has ever been made in writing to the Seller by any Tax Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller, the Business, or the Acquired Assets are subject to taxation by that jurisdiction.

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(b) Seller has timely withheld and paid all Taxes required by Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, and has properly and timely filed all Tax Returns with respect to such amounts.

(c) Seller has not waived any statute of limitations with respect to Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, with respect to the Business or the Acquired Assets.

(d) No examination or audit by a Tax Authority of any Tax Return of Seller concerning or attributable to the Business, the Acquired Assets or Assumed Liabilities has ever been conducted.

(e) Seller is a “United States person” within the meaning of section 7701(a)(30) of the Code.

(f) Seller has not received any written notice of assessment or proposed assessment from a Tax Authority in connection with the Business or any of the Acquired Assets. To the Knowledge of the Seller, no Tax Authority has threatened any assessment in connection with the Business or any of the Acquired Assets.

(g) There are no outstanding orders, rulings or requests for rulings with any Tax Authority with respect to the Business or the Acquired Assets.

(h) Seller is not (i) liable for Taxes of any other Person by operation of Law, (ii) currently under any contractual obligation to indemnify any Person with respect to Taxes or (iii) a party to any Tax sharing agreement or any other contract providing for payments by it with respect to Taxes.

(i) None of the Acquired Assets: (i) are property that Seller is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former section 168(f)(8) of the Code; (ii) are required to be depreciated under the alternative depreciation system under section 168(g)(2) of the Code; or (iii) are “tax-exempt use property” within the meaning of section 168(h) of the Code.

(j) Seller has not engaged in a transaction that is a “listed transaction,” as set forth in Treasury Regulation section 1.6011-4(b)(2).

(k) Seller is not a party to or otherwise bound by any agreement, contract, arrangement or plan that obligates it to compensate any Person for additional Taxes or interest imposed pursuant to Code sections 280G or 409A.

(l) Seller has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be collected in connection with the Business and (ii) timely remitted all such Taxes collected to the appropriate Tax Authority in accordance with applicable Laws.

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3.17 Employee Plans.

(a) Schedule 3.17(a) lists: (i) each plan, fund, program, Contract or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option or other equity-based awards, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, post-employment/post-retirement health and welfare (including retiree medical or retiree life) sickness, disability, death, fringe benefit, insurance, medical or other benefits to any current or former officer, director, Employee, consultant, leased employee, independent contractor or contract employee, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is currently maintained, administered or contributed to by Seller or any Affiliate of Seller in connection with the Business or to which Seller or any Affiliate of Seller has or may have any Liability; (ii) each Employee Pension Benefit Plan (including any Multiemployer Plan) which has been maintained, administered or contributed to by Seller or any Affiliate of Seller in connection with the Business or to which Seller or any Affiliate of the Seller has or may have any Liability with respect to such Employee Pension Benefit Plan; and (iii) each Employee Welfare Benefit Plan which is currently maintained, administered or contributed to by Seller or any Affiliate of Seller in connection with the Business (collectively, all arrangements described in this Section 3.17(a) are hereinafter referred to as the “Employee Plans”).

(b) Neither this Agreement nor the consummation of any of the Transactions will cause Buyer to assume any Liabilities for any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Laws with respect to any Employee Plan.

(c) No action, investigation, suit, proceeding, audit, hearing or claim with respect to any Employee Plan (other than routine claims for benefits) is pending or, to the Seller’s Knowledge, threatened, that could reasonably be expected to result in any Liability to the Buyer.

(d) No facts or circumstances exist that could directly or indirectly subject the Buyer or any of its Affiliates as the purchaser of the Acquired Assets or as “successor employer” or any of their assets to any Lien, Tax, penalty or other Liability of any nature with respect to any Employee Plan described in this Section 3.17(d). No Employee Plan has terms requiring the assumption thereof by the Buyer.

(e) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and since the date of such determination, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination letter or opinion letter.

(f) The execution of this Agreement and the consummation of the Transactions do not constitute a triggering event under any Employee Plan, policy, arrangement, statement, commitment or Contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), or liability to Buyer under any Employee Plan or Multiemployer Plan, acceleration, vesting or increase in benefits to any current or former officer, director, employee, consultant, leased employee, independent contractor or contract employee of Seller or any Affiliate of Seller.

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3.18 Employee Matters.

(a) Schedule 3.18(a) lists for each employee of the Business who is actively employed by the Business or on an approved leave of absence on the date hereof (the “Current Employees”) his job title, hire date, salaried or hourly pay status, exempt status under the Fair Labor Standards Act, current rates of pay, latest annual bonus, total annual compensation, leave status (including anticipated return). Seller has not undertaken any activities in the 90 day period immediately preceding the Closing Date which would give rise to Liability under the WARN Act, and no former employees of the Business have suffered an “employment loss” (as defined by the WARN Act) in the 90-day period immediately preceding the Closing Date. There are no grievances, arbitrations, causes of action or other claims pending or, to the Knowledge of Seller, threatened against Seller arising from the hiring, compensation, employment or discharge of any Current Employees, including any claims pending or, to the Knowledge of Seller, threatened, against Seller under any workers’ compensation or long-term disability plan or policy. Seller has paid or provided all Current Employees, former employees and any qualified beneficiaries with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation due and payable, including any such amounts or benefits due and payable under any Employee Plan.

(b) Schedule 3.18(b) sets forth a complete and accurate list of all third party temporary employees, consultants, and independent contractors who are currently providing services to Seller or any Affiliate of Seller as of April 30, 2014 and includes their name, position description or service performed, and fee structure.

(c) To Seller’s Knowledge, no employee at the director level or a more senior position whose work relates primarily to the Business has notified Seller of an intention to terminate his or her employment with Seller, any of its Affiliates, or the Business within the first twelve (12) months following the Closing Date.

(d) No current employee of Seller has a principal place of employment outside the United States or is subject to the labor and employment Laws of any country other than the United States.

(e) Except as set forth on Schedule 3.18(e), the Seller Subsidiaries have no employees.

3.19 Labor Unions. Seller is not a party to any collective bargaining agreement or other agreement with a labor organization with respect to any current or former employees of the Business. There is no pending, anticipated or threatened strike, slowdown, picketing, boycott, work stoppage or other such concerted activity with respect to employees of the Business. To the Knowledge of Seller, no employees of the Business have undertaken any activity to form, join or seek representation by a labor organization or to decertify any existing bargaining unit representative with respect to their employment with Seller at any time in the past two years.

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3.20 Brokers, Finders. Neither Seller nor any of its Affiliates has retained any broker or finder in connection with the Transactions, and neither Seller nor any of its Affiliates is obligated or has agreed to pay any brokerage or finder’s commission, fee or similar compensation with respect to such Transactions.

3.21 Compliance With Laws.

(a) Seller has conducted and is conducting the Business in material compliance with all Laws and no written notice, action or assertion has been received by Seller or, to the Knowledge of Seller, has been filed, commenced or threatened against Seller alleging any violation of any Law.

(b) To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a material violation by Seller of, or a material failure on the part of Seller to comply with, any applicable Law to which the Business, any of the Acquired Assets or the Assumed Liabilities are subject.

(c) Neither Seller nor any of its Affiliates have made, offered or agreed to offer anything of value to any employees or any customers of a company, as applicable, or to any foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives in any manner which would result in Seller being in violation of any Applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Without limiting the foregoing, Seller does not provide and has not provided, cash, gifts, or other personal benefits to its customers in violation of any Law. Seller is not currently the subject of, nor has it been the subject of, an investigation, inquiry, audit, or compliance assessment, or been the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of the FCPA or other applicable anti-bribery legislation.

3.22 Insurance. Schedule 3.22 contains a list of all insurance policies (collectively, the “Policies”) and bonds (specifying the insured, insurer, amount of coverage, expiration date, type of insurance and policy number) covering the Acquired Assets and the operation of the Business which are maintained by Seller. There is no claim pending under any of such Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Policies or bonds. All premiums due and payable under all such Policies and bonds have been paid and Seller is otherwise in compliance with the terms of such Policies and bonds, and such Policies and bonds are in full force and effect. Seller is not self-insured for any insurance or bonding.

3.23 Changes in Circumstances. Except as disclosed on Schedule 3.23 or as required by the terms of this Agreement, since December 31, 2013, (a) there has not been a Material Adverse Effect, and to the Knowledge of Seller, no events, facts or circumstances exist, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect, and (b) Seller has, in all material respects, conducted the operations of the Business in the ordinary course of business consistent with past practice and has not taken any of the following actions:

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(i) adopted or proposed any amendment or change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merged or consolidated with any other Person, or restructured, reorganized or approved of any plan of liquidation;

(iii) except for any repurchase, cancellation or exchange by Seller of its stock or warrants or as otherwise provided in any existing option plan of Seller that has been made available to Buyer or as deemed necessary in the sole discretion of Seller for ordinary course working capital needs and not in connection with the sale of the Seller, issued, sold, pledged, disposed of, granted, transferred, encumbered, or authorized the issuance, sale, pledge, disposition, grant, delivery or encumbrance of, any shares of capital stock of Seller, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv) except for dispositions in the ordinary course of business, sold, transferred or otherwise disposed of any of its properties or Assets used or held for use in connection with the operation of the Business having a book value in excess of $10,000, individually, or $50,000 in the aggregate;

(v) entered into, accelerated, terminated, modified or amended any Material Contract;

(vi) changed in any material respect any of its accounting methods, principles or practices (other than changes required by GAAP), revalued or reclassified in any material respect any of its assets or liabilities related to the Business, including write-downs of Inventory, except in the ordinary course of business, changed its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of accounts receivable, changed its earnings accrual rates on Contracts or failed to pay any creditor any amount owed to such creditor when due;

(vii) entered into any settlement of pending or threatened litigation other than any settlement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(viii) mortgaged, pledged or otherwise subjected to any Lien any of the Acquired Assets, whether tangible or intangible, except for Permitted Liens in the ordinary course of business;

(ix) other than in the ordinary course of business consistent with past practice or as required by applicable Laws, made any change in the rate of compensation, commission, bonus or other remuneration to or in respect of any Employee;

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(x) other than as required by any applicable Laws or under the terms of any Employee Plan (including as may be required or desirable to protect any Employee from incurring adverse tax consequences under Section 409A of the Code), (A) established, entered into or adopted any Employee Plan, (B) caused or permitted any Employee Plan to be amended (other than as required to comply with any Law) or (C) waived any of its material rights under, or permitted or provided for the acceleration or vesting or payment under, any provisions of any Employee Plan;

(xi) sold, assigned, licensed or otherwise transferred or disposed of any Business IP or taken (or omitted to take) any action that adversely affects, or could reasonably be expected to adversely affect, any rights of Seller to the Business IP; or

(xii) taken any action or omitted to take any action that could reasonably be expected to result in the occurrence of any of the foregoing.

3.24 Agreements with Affiliates. Except as disclosed on Schedule 3.24, there are no Contracts between Seller and any of Seller’s Affiliates which relate to the conduct of the Business or the ownership of the Acquired Assets.

3.25 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by Seller in connection with the Transactions (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Seller Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Seller with respect to statements made therein based on information supplied in writing by Buyer specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by Seller will comply in all material respects with the provisions of the Exchange Act.

3.26 Opinion of Financial Advisor. The Board of Directors of Seller has received the opinion of Janney Montgomery Scott LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration contemplated in connection with the Transactions is fair, from a financial point of view, to Seller’s stockholders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Buyer. Seller has been authorized by Janney Montgomery Scott LLC to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

3.27 Solvency. Immediately after giving effect to the Transactions, Seller will be able to pay its debts as they become due and will own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, Seller will have adequate capital to carry on its business.

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3.28 Seller Subsidiaries. All representations and warranties made by Seller in this Agreement are true and correct with respect to each Seller Subsidiary, as if the term “Seller Subsidiary” were substituted with the term “Seller” in each such representation; provided, however, that the foregoing shall not apply with respect to the representations and warranties contained in Sections 3.1-3.5 and 3.25 and 3.26.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date:

4.1 Corporate Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to enter into and perform this Agreement and the Ancillary Agreements to which Buyer is a party contemplated hereby and thereby. Buyer is duly qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of its business as now being conducted by it or the property owned or leased by it makes such qualification necessary.

4.2 Authorization. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly authorized, executed and delivered by Buyer, and this Agreement and the Ancillary Agreements to which Buyer is a party are the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. All necessary consents, approvals and authorizations have been provided by the manager of Buyer in connection with this Agreement, the Ancillary Agreements to which Buyer is a party and the Transactions.

4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party nor the consummation of the Transactions will (a)  violate, conflict with or result in a breach of or constitute a default under any provision of Buyer’s certificate of formation or operating agreement, (b) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or Governmental Authority to which Buyer or its business is subject, or (c) violate, conflict with or result in a breach of any Law.

4.4 Litigation. There is no litigation, arbitration or administrative proceeding pending or threatened against Buyer, or investigation pending or threatened by a Governmental Authority, that seeks to enjoin or otherwise challenges the consummation of the Transactions.

4.5 Brokers, Finders. Buyer has not retained any broker or finder in connection with the Transactions, and Buyer is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation with respect to such Transactions.

4.6 Source of Funds. Buyer will have on the Closing Date, sufficient immediately available funds to pay, in cash, the Initial Purchase Payment and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions.

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ARTICLE V

CONDITIONS TO CONSUMMATION OF THE CLOSING

5.1 Conditions to Buyer’s Obligations. The obligation of Buyer to effect the Closing and consummate the Transactions is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in its discretion:

(a) Stockholder Approval. Seller Stockholder Approval shall have been obtained.

(b) Accuracy of Representations and Warranties. All of the representations and warranties of Seller contained in Sections 3.1 (Corporate Organization and Standing) and 3.2 (Authorization) and the first sentence of Section 3.10 (Acquired Assets) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent in either respect such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date). All of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent in either respect such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Compliance with Covenants. Seller shall have performed or complied in all material respects with each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(d) Material Adverse Effect. Since the date hereof, there shall have occurred no Material Adverse Effect.

(e) Certificate of Seller. At the Closing, Seller shall have delivered to Buyer a certificate dated the Closing Date and executed by an officer of Seller, to the effect that the conditions specified in Sections 5.1(a), (b), (c) and (d) have been fulfilled.

(f) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding brought by or on behalf of any Person or Governmental Authority challenging the legality of, or seeking to restrain, prohibit, materially modify or rescind, the Transactions shall have been instituted and not settled or otherwise terminated.

(g) Ancillary Agreements and Other Closing Deliveries. Seller shall have delivered all agreements and other deliveries required to be delivered by Seller in accordance with Section 2.2, including all Ancillary Agreements to which Seller is a party.

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(h) Release of Liens. Seller shall have taken such actions as may be necessary to secure the release as of the Closing of any and all Liens (other than Permitted Liens), including any guarantees relating to or otherwise affecting the Acquired Assets.

(i) Consents. All Closing Consents will have been obtained.

5.2 Conditions to Seller’s Obligations. The obligation of Seller to effect the Closing and consummate the Transactions is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in its discretion:

(a) Stockholder Approval. Seller Stockholder Approval shall have been obtained.

(b) Accuracy of Representations and Warranties. All of the representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(c) Compliance with Covenants. Buyer shall have performed or complied in all material respects with each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(d) Certificate of Buyer. At the Closing, Buyer shall have delivered to Seller a certificate dated the Closing Date and executed by an officer of Buyer, to the effect that the conditions specified in Sections 5.2(b) and (c) have been fulfilled.

(e) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding brought by or on behalf of any Person or Governmental Authority challenging the legality of, or seeking to restrain, prohibit, materially modify or rescind, the Transactions shall have been instituted and not settled or otherwise terminated.

(f) Ancillary Agreements and Other Closing Deliveries. Buyer shall have delivered all agreements and other deliveries required to be delivered by Buyer in accordance with Section 2.3, including all Ancillary Agreements to which Buyer is a party, delivery of the Closing Payment to Seller and delivery of the Escrow Amount to the Escrow Agent.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of Business. During the period from the date hereof through the Closing Date, Seller shall (a) conduct the Business and operate the Acquired Assets in the Ordinary Course of Business and not materially reduce the price of its offerings, including its jobs packs; (b) maintain the tangible Acquired Assets in good operating condition and repair, ordinary wear and tear excepted, and maintain and use commercially reasonable efforts consistent with past practices to protect the Business IP; (c) use commercially reasonable efforts to preserve the goodwill associated with the Business and the beneficial relationships between Seller and its agents, Employees, distributors, lessors, suppliers and customers and continue normal maintenance, marketing, advertising, distributional and promotional expenditures in connection with the Business in the ordinary course of business in accordance with commercially reasonable practices; and (d) except upon the prior written consent of Buyer (which consent may not be unreasonably withheld, delayed, or conditioned) not engage in any practice, take or fail to take any commercially reasonable action, or enter into any transaction that would cause any of the representations or warranties set forth in (i) Section 3.23 to be breached or become untrue in any respect or (ii) Article III to be materially breached or to become materially untrue (except where such representations or warranties are qualified by “materiality,” “Material Adverse Effect” or similar qualification, in which case Seller shall not engage in any practice, take or fail to take any commercially reasonable action, or enter into any transaction that would cause any of the representations and warranties in Article III to be breached or to become untrue). Seller shall not, except for any repurchase, cancellation or exchange by Seller of its stock or warrants or as deemed necessary in the sole discretion of Seller for working capital needs and not in connection with the sale of the Seller, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, deliver, lease, license, guarantee or encumbrance of, any shares of capital stock of Seller, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities. Nothing contained in this Agreement will give to Buyer, directly or indirectly, rights to control or direct the operations of Seller prior to the Closing Date. Prior to the Closing Date, Seller will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Business.

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6.2 Acquisition Proposals.

(a) Seller, and its directors, officers, employees, financial advisors, attorneys, accountants and consultants, shall immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal, and direct all such persons in writing to return or cause the destruction of all copies of confidential information previously provided to such parties by Seller, its Subsidiaries or representatives. Seller shall not and shall cause its directors, officers, employees, financial advisors, attorneys, accountants and consultants not to, directly or indirectly (i) initiate, solicit, knowingly take any action to facilitate or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent (except for any confidentiality agreement contemplated by Section 6.3(b), subject to compliance with this Section 6.2(a)), agreement in principle, acquisition agreement or similar agreement with any party relating to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of any of the Acquired Assets by any party other than Buyer or (iv) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. Seller shall be responsible for any breach of the provisions of this Section 6.2 by any director, officer, financial advisor, attorney, accountants or consultant of Seller.

(b) Notwithstanding anything to the contrary contained in this Section 6.2, Seller may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written Acquisition Proposal after the date of this Agreement and on or prior to the date the Seller Stockholder Approval is obtained, (the “Applicable Period”) if (i) the Board of Directors of Seller determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Acquisition Proposal (ii) the Board of Directors of Seller determines in good faith that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors under applicable Law, (iii) prior to providing any material, non-public information regarding Seller, Seller receives from the party submitting such Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to Seller than the provisions contained in the Confidentiality Agreement, and which permits Seller to perform and comply with its obligations under this Agreement, and (iv) Seller promptly, and in any event by 5:00 p.m. New York time, on the second Business Day after the day on which Seller became aware of the same, provide Buyer with notice of such determination by the Board of Directors of Seller.

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(c) Notwithstanding anything to the contrary contained in this Section 6.2, if at any time during the Applicable Period and after receipt of a Superior Acquisition Proposal the Board of Directors of Seller, in the exercise of its fiduciary duties, determines in good faith that to do otherwise would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, the Board of Directors of Seller may, pursuant to this Section 6.2, fail to make, withdraw or modify in a manner adverse to Buyer its recommendation to Seller’s stockholders for approval of this Agreement (a “Change in Recommendation”).

(d) Notwithstanding anything to the contrary contained in this Section 6.2, the Board of Directors of Seller may terminate this Agreement in accordance with Section 8.1(g), if (i) Seller has received an unsolicited written Acquisition Proposal during the Applicable Period, (ii) the Applicable Period has not expired prior to the date of termination, (iii) the Board of Directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Buyer in accordance with Section 6.2(e)) and (iv) the Board of Directors of Seller determines in good faith that the failure to take such action would likely result in a breach of the fiduciary duties of the Board of Directors under applicable Law.

(e) Seller shall provide Buyer with not less than three (3) Business Days prior written notice of its determination to take any action referred to in Section 6.2(c) or (d). Seller’s notice shall include a description of the reasons for any Change in Recommendation and a copy of the most recent version of any written agreement relating to the Superior Acquisition Proposal, which may be redacted to conceal the identity of the party submitting the Superior Acquisition Proposal. If requested by Buyer after the delivery of such notice, during such three (3) Business Day period Seller shall engage in reasonable, good faith negotiations with Buyer regarding any modifications to the terms and conditions of this Agreement proposed by Buyer. If Buyer proposes any such modifications in the form of a binding written offer to modify the terms and conditions of this Agreement prior to the expiration of the three (3) Business Day period following delivery of Seller’s notice and such modifications were material, Seller may not take any action referred to in Section 6.2(c) or (d) unless and until the Board of Directors of Seller determines in good faith that the Acquisition Proposal resulting in the proposed Change in Recommendation or termination pursuant to Section 6.2(d) continues to constitute a Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed in Buyer’s binding written offer in accordance with this Section 6.2(e). If any material modifications are made to the terms and conditions of any Acquisition Proposal after the date notice thereof is provided by Seller to Buyer pursuant to this Section 6.2(e), then Seller shall again be required to comply with the provisions of this Section 6.2(e) with respect to such modified Acquisition Proposal, except the three (3) Business Day time period contained herein shall be two (2) Business Days.

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(f) Seller shall, by 5:00 p.m. New York time on the first Business Day after the day on which Seller received any written Acquisition Proposal, provide Buyer with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement setting forth in reasonable detail the material terms and conditions of such Acquisition Proposal. Seller shall furnish to Buyer copies of any written proposals and draft documentation or, if drafted, written summaries of any material oral inquiries or discussions involving the Acquisition Proposal. If Seller provides any non-public information to any party submitting an Acquisition Proposal that has not previously been provided to Buyer, Seller shall provide a copy of such information to Buyer by 5:00 p.m. New York time on the first Business Day after the time it is first provided to such other party.

(g) Nothing in this Section 6.2 shall prevent the Board of Directors of Seller from taking, and disclosing to Seller’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation MA promulgated under the Exchange Act with respect to any unsolicited tender offer publicly announced during the Applicable Period; provided that, any such disclosure, other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of such tender offer or (iii) an express reaffirmation of the Seller’s Board of Directors’ recommendation to Seller’s stockholders for approval of this Agreement, shall be deemed a Change in Recommendation.

6.3 Preparation of Proxy Statement; Stockholders Meeting.

(a) As soon as practicable after the date hereof, Seller shall prepare and file with the SEC a Proxy Statement. Seller and Buyer shall cooperate with each other in the preparation of the Proxy Statement and without limiting the generality of the foregoing, Seller shall consult with Buyer prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC and shall include in the Proxy Statement any comments reasonably proposed by Buyer relating thereto. The Proxy Statement shall include the Recommendation of the Board of Directors of Seller that Seller’s stockholders authorize the Transactions contemplated by this Agreement and the Ancillary Agreements (including, for the avoidance of doubt, the approval of the change of Seller’s corporate name as contemplated herein). The Proxy Statement shall additionally include a copy of the Fairness Opinion.

(b) Seller shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following the filing thereof with the SEC and the resolution of any comments thereon by the SEC. Seller shall advise Buyer promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Seller shall consult with Buyer prior to responding to any of the foregoing and shall consider in good faith including any reasonable comments of Buyer relating to any such responses. The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The information supplied by Buyer for inclusion in the Proxy Statement or any amendment or supplement to the Proxy Statement, will not, on the date it is first mailed to Seller’s stockholders, on the date Seller’s stockholders vote on this Agreement and at the Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not at the time of the Seller Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Seller Stockholders Meeting that shall have become false or misleading in any material respect. If at any time prior to the Closing Date any information relating to Seller or Buyer, or any of their respective Affiliates, officers or directors, is discovered by Seller or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Seller.

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(c) Seller shall, as soon as practicable after the date hereof, and in accordance with Seller’s certificate of incorporation and bylaws and Law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, and give notice of, a meeting of its stockholders (the “Seller Stockholders Meeting”) for the purpose of considering and taking action upon this Agreement and the Transactions.

(d) As soon as practicable following the date on which the Proxy Statement is mailed to Seller’s stockholders, Seller shall convene and hold the Seller Stockholders Meeting. Once the Seller Stockholders Meeting has been called and noticed, except pursuant to the following sentence, Seller shall not postpone or adjourn the Seller Stockholders Meeting without the consent of Buyer. If a quorum of stockholders has not been obtained by the scheduled date for the Seller Stockholders Meeting, or supplemental or amended proxy materials are required to be filed with the SEC or disseminated to Seller’s stockholders prior to the Seller Stockholders Meeting, then Seller shall postpone or adjourn the Seller Stockholder Meeting until such time as a quorum is obtained or a period complying with Law is permitted for the filing or dissemination of such supplemental or amended proxy materials. In the event that the Seller Stockholders Meeting is delayed to a date after the End Date (as defined in Section 8.1(b)) as a result of any adjournment or postponement pursuant to this Section 6.3(d), then the End Date shall be extended to the fifth (5th) Business Day after the date on which the Sellers Stockholder Meeting is convened and a vote by the stockholders of Seller on the proposal set forth in the Proxy Statement is taken.

(e) Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 6.2(c), Seller shall use its reasonable best efforts to solicit from stockholders of Seller proxies in favor of the approval of this Agreement and the Transactions and shall take all other action necessary or advisable to secure the Seller Stockholder Approval. Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 6.2(c), Seller shall use its reasonable best efforts, including by attending in person meetings, participating in phone conferences and providing requested information, to cause any proxy advisory firms advising their clients in connection with the Seller Stockholders Meeting to recommend that client stockholders vote in favor of the approval of this Agreement and the transactions contemplated hereby.

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6.4 Access to Records and Properties; Supplemental Information.

(a) Between the date hereof and the Closing Date, (i) Buyer shall be entitled, and Seller shall permit Buyer, to conduct such investigation of the business, operations, properties, assets, prospects and condition (financial or otherwise) of Seller to the extent related to the Business as Buyer shall reasonably request, and (ii) Seller shall during normal business hours and upon reasonable notice (A) provide Buyer and its agents and representatives, including its independent accountants, internal auditors and attorneys, reasonable access to all the properties, facilities, offices, assets and personnel of Seller to the extent related to the Business, and to all of the books and records and other documents of Seller to the extent related to the Business, including books and records related to the Acquired Assets (including work papers of any independent accountant), (B) furnish Buyer with such other financial and operating data and other information with respect to the business, operations, properties, assets, prospects or condition (financial or otherwise) of Seller to the extent related to the Business as Buyer shall reasonably request, and (C) permit Buyer to make such assessments thereof as Buyer may reasonably require, provided such access, requests and assessments do not unreasonably interfere with the operation of the Business, except that, in no event will Buyer be entitled to conduct invasive soil or ground water sampling upon the properties without Seller’s prior written permission.

(b) Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Seller, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

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(c) Notwithstanding anything in this Agreement to the contrary, from time to time prior to or at the Closing and by notice given in accordance with this Agreement, Seller may supplement or amend Section 3.23 the Disclosure Schedules and any appropriately related section of the Disclosure Schedules to reflect any development in the business of the Seller provided such development occurred in accordance with Section 6.1. In such event, each written notice provided by Seller to Buyer pursuant to this Section 6.4(c) shall be deemed (i) to have amended such sections of the Disclosure Schedules as of the date of such notice, (ii) to have added a description of the development and qualified the representations and warranties of Seller in Section 3.23 and such other appropriately related section of the Disclosure Schedules as of the date of such notice and (iii) to have cured any breach that otherwise might have existed hereunder by reason of such development; provided, however, that no such supplements or amendments, individually or in the aggregate, shall indicate the occurrence of an event or change that constitutes or would be reasonably expected to constitute a Material Adverse Effect.

6.5 Efforts to Consummate Closing; Cooperation; Further Assurances.

(a) Except as otherwise expressly set forth in this Agreement, and subject to the terms hereof, Seller, Buyer Parent and Buyer each will use their reasonable best efforts to cause the conditions set forth in Sections 5.1 and 5.2, respectively, to be satisfied by the Closing Date.

(b) Buyer Parent, Buyer and Seller shall cooperate with each other, and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate with each other, to ensure the orderly transition of the Acquired Assets from Seller to Buyer. Prior to the Closing, Seller shall cooperate with Buyer in making any required or, in Buyer’s reasonable discretion, necessary and proper, communications with Employees regarding the Transactions and any employee benefit plans or other benefit arrangements.

(c) At any time and from time to time after the Closing, at the request and expense of any Party, the other Parties (including for this purpose, Buyer Parent) shall execute and deliver, or cause to be executed and delivered, all such deeds, assignments, and other documents, and take or cause to be taken all such other actions, as the requested Party reasonably deems necessary or advisable in order to complete, perfect or evidence any of the Transactions. Any out-of-pocket expenses related to any such request shall be paid by the requesting Party. In furtherance, and not by way of limitation, of the foregoing, if after the Closing, either Seller or Buyer discovers that any of the Assets or Liabilities were incorrectly or mistakenly characterized as an Acquired Asset, Retained Asset, Assumed Liability or Retained Liability, as applicable, then Buyer or Seller, as applicable, will cooperate (and cause its Affiliates to cooperate) with the other Party and its Affiliates in ascertaining whether any such characterization was incorrect or mistaken and, if so, will promptly re-transfer or reassign such Assets or Liabilities to Seller or Buyer (or one of their designees), as applicable, and execute and deliver any amendments or supplements to this Agreement or the Disclosure Schedules, as applicable, to reflect such Assets or Liabilities as “Acquired Assets,” “Retained Assets,” “Assumed Liabilities” or “Retained Liabilities” effective as of the Closing.

6.6 Restrictive Covenants.

(a) Confidentiality.

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(i) Between the date hereof and the Closing Date, the terms of the Confidentiality Agreement, effective February 27, 2014 by and between Buyer and Seller (the “Confidentiality Agreement”), are hereby incorporated herein by reference.

(ii) From and after the Closing Date, Seller will, and will cause its Affiliates to, keep confidential and not disclose or use in any manner competitive to the Business any and all confidential or other proprietary information relating to the Business that remains in or comes into its possession after the Closing. Notwithstanding anything to the contrary contained in this Section 6.6(a)(ii), the confidentiality obligations of Section 6.6(a)(ii) shall not apply to information: (A) which Seller is compelled to disclose by judicial or administrative process, or, in the opinion of Seller’s outside counsel, by other mandatory requirements of Law (subject to the following provisions of this section); (B) which can be shown to have been generally available to the public, other than as a result of a breach of Section 6.6(a)(ii); or (C) which can be shown to have been provided to Seller by a third Person that is not known to Seller to be under an obligation to keep such information confidential.

(iii) If Seller or any of its Affiliates is requested or required (by written or oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Seller will promptly notify Buyer of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Seller or any of its Affiliates is required to disclose such information, such Person, without Liability hereunder, may disclose that portion of such information which it is legally required to disclose.

(b) Non-Competition. For a period commencing on the Closing Date and terminating 5 years after the Closing Date, Seller will not, and will cause the Seller Subsidiaries not to, directly or indirectly engage in any Competing Business anywhere in the world. For purposes of this Agreement, “Competing Business” means a business that competes with the Business as conducted by Seller immediately prior to the Closing Date. Nothing in this Section 6.6(b) will restrict or prevent Seller or any Seller Subsidiary from maintaining or undertaking passive investments in Persons engaged in a Competing Business so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding debt or equity securities of any such Person.

(c) Non-Solicitation. For a period commencing on the Closing Date and terminating 5 years after the Closing Date:

(i) Seller and its Affiliates will not, directly or indirectly, solicit for hire any Person while such Person is, or was within the six-month period prior to his or her solicitation or hiring, a Transferred Employee or any independent contractor or consultant of the Business whose Contract was included in the Acquired Assets; provided, however, that the foregoing provision shall not prohibit Seller or any of its Affiliates from, directly or indirectly, soliciting for hire or hiring any Transferred Employee whose employment is terminated by Buyer; and

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(ii) Buyer, Buyer Parent and their respective Subsidiaries will not, directly or indirectly, solicit for hire any Person while such Person is, or was within the six-month period prior to his or her solicitation or hiring, an employee of Seller (other than a Transferred Employee) or any independent contractor or consultant of Seller (other than such contractor or consultant whose Contract was included in the Acquired Assets);

For the avoidance of doubt, a Person will not be deemed to have been solicited for employment if such Person responds to a general public advertisement or other general solicitation of employment.

(d) Non-Disparagement. From and after the Closing, Seller will not, and will cause its Subsidiaries, executive officers and directors not to, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Business, Buyer or its Affiliates or their respective management, officers, employees, independent contractors or consultants. From and after the Closing, Buyer and Buyer Parent will not, and will cause their respective Subsidiaries, executive officers and directors not to, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Retained Business, Seller or its Affiliates or their respective management, officers, employees, independent contractors or consultants. This provision is not applicable to (i) truthful testimony obtained through legal process, (ii) any truthful information provided pursuant to investigation by any governmental body, or (iii) any truthful information provided pursuant to any legal action between the parties.

(e) Acknowledgement. Each of Seller, Buyer Parent and Buyer acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 6.6, as applicable, are fair and reasonably required for the protection of Buyer and Seller, respectively. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable against the Parties as so modified. Seller agrees that any violation of the covenants contained in this Section 6.6 will cause irreparable damage to Buyer; therefore, in addition to any other remedies Buyer may have under this Agreement or otherwise, Buyer will be entitled to an injunction from any court of competent jurisdiction restraining Seller from committing or continuing any violation of this Section 6.6, without the requirement of posting any bond or other indemnity. Buyer and Buyer Parent agree that any violation of the covenants contained in this Section 6.6 will cause irreparable damage to Seller; therefore, in addition to any other remedies Seller may have under this Agreement or otherwise, Seller will be entitled to an injunction from any court of competent jurisdiction restraining Buyer and/or Buyer Parent from committing or continuing any violation of this Section 6.6, without the requirement of posting any bond or other indemnity.

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6.7 Maintenance of Insurance. Seller will maintain all policies of insurance in effect on the date hereof relating to the Business or the Acquired Assets through and until the Closing.

6.8 Public Announcement. On or after the date hereof, Seller shall issue a press release regarding the terms of this Agreement, which press release shall be approved by Buyer prior to its issuance (such approval not to be unreasonably withheld, delayed or conditioned). Seller, Buyer Parent and Buyer shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement, and neither Seller on the one hand, nor Buyer Parent or Buyer on the other hand, shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter exchange, in which case the Party proposing to issue any such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Party before issuing such press release or making such public statement or disclosure and to cooperate with the other Party to accommodate any reasonable objections made thereto.

6.9 Employment. Effective as of the Closing Date, Buyer will offer to employ each employee of the Business set forth on Schedule 6.9 (collectively, “Employees”) who remains actively employed exclusively by the Business or on an approved leave of absence on the Closing Date. The offers of employment for the Employees will provide for the same initial level of base salary as in effect for such employee on the date of this Agreement, and with employee benefits substantially comparable to the employee benefits offered to similarly situated employees of the Buyer. Notwithstanding the foregoing, nothing in this Agreement will, after the Closing Date, impose on Buyer any obligation to retain any employee in its employment. Employees who accept Buyer’s offer of employment and commence employment with Buyer as of the Closing Date shall be referred to as “Transferred Employees.” To the extent Buyer is, for any reason, unable to enroll a Transferred Employee and, as applicable, their dependents, under Buyer’s health insurance plan effective as of such Transferred Employee’s employment start date with Buyer, Buyer will provide notice to such Transferred Employee as promptly as practicable and will pay or reimburse such Transferred Employee for all costs related to such Transferred Employee obtaining COBRA coverage for themselves and their dependents, as applicable, through the date that Buyer is able to migrate such Transferred Employee and their dependents, as applicable, to Buyer’s health insurance plan.

6.10 Employee Benefit Matters.

(a) As of the Closing Date, all of the Transferred Employees will cease participation in all Employee Plans and fringe benefit programs maintained by Seller. Effective as of the Closing Date, Transferred Employees will be eligible to participate in employee benefit plans and fringe benefit plans provided by Buyer (collectively, “Buyer Benefit Plans”).

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(b) Nothing contained in this Agreement, express or implied, (i) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a direct party to, or a third party beneficiary of, this Agreement or (ii) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder.

(c) Nothing contained in this Agreement, express or implied, shall prohibit Buyer from, subject to Law, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to Transferred Employees. No provision of this Agreement shall be construed as a limitation on the right of Buyer to suspend, amend, modify or terminate any Buyer Benefit Plan. Further, (i) no provision of this Agreement shall be construed as an amendment to any employee benefit plan and (ii) no provision of this Agreement shall be construed as limiting Buyer’s discretion and authority to interpret its respective employee benefit and compensation plans, agreements arrangements, and programs, in accordance with their terms and Law.

6.11 Defined Contribution Plans. As of the Closing Date, Transferred Employees will cease participation in any Employee Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code and is maintained by or for the benefit of such Transferred Employees. As of the Closing Date or as soon as practicable thereafter, each Transferred Employee will be permitted to elect a distribution of his or her account balance in such Employee Plan and will be permitted to roll over (including a direct rollover) his or her account balances (but not including any outstanding loans) in such Employee Plan (or any portion thereof) to a defined contribution plan maintained by Buyer for 90 days after the Closing Date.

6.12 COBRA. As of the Closing Date, Buyer will assume the Liability for providing and administering all required notices and benefits under COBRA and all Liabilities under COBRA with respect to Transferred Employees and their spouses and dependents for qualifying events that occur after the Closing Date. Seller will retain any and all Liabilities under COBRA for qualifying events that occurred on or prior to the Closing Date and will continue to maintain the applicable Employee Plans until such obligations to provide COBRA continuation coverage for such qualifying events has ended.

6.13 Tax Matters.

(a) Seller will prepare and timely file all Tax Returns in respect of the Acquired Assets for all Tax periods ending on or prior to the Closing Date (each a “Pre-Closing Tax Period”) that are due on or prior to the Closing Date. Buyer will prepare and timely file all other Tax Returns that are required to be filed in respect of the Acquired Assets and the Business. Notwithstanding the foregoing, for the avoidance of doubt, each Party will be responsible for preparing and filing its own Tax Returns.

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(b) The Parties agree that any Apportioned Obligation, or any refund, rebate or similar payment received by Seller or Buyer with respect to any Taxes that are Apportioned Obligations, will be apportioned between Seller and Buyer (x) based upon the number of days in the applicable Straddle Period falling on or before the Closing Date and the number of days in the applicable Straddle Period falling after the Closing Date, if it relates to a Tax that is imposed on a periodic basis or (y) based on an interim closing of the books as of the Closing Date, if it relates to all other Taxes. Seller will be responsible for the amount apportioned to the period ending on the Closing Date, and Buyer will be responsible for the amount apportioned to the period beginning after the Closing Date. Seller will pay Apportioned Obligations that are due and payable on or prior to the Closing Date and bill Buyer for any part of that amount apportioned to Buyer, and Buyer will reimburse Seller for any such Taxes within fifteen (15) days of payment by Seller. Buyer will pay Apportioned Obligations that are due and payable after the Closing Date and bill Seller for any part of that amount apportioned to Seller, and Seller will reimburse Buyer for any such Taxes within fifteen (15) days of payment by Buyer. Notwithstanding any other provision contained in this Agreement (including the limitations set forth in Sections 7.2 and 7.3 hereof), any obligation arising out of this Section 6.13 will not be considered a Loss that is subject to the Threshold Amount, Cap, or any survival period or other limit of time, and any loss for which Seller is responsible may be satisfied out of the Escrow Amount or, thereafter, by Seller.

(c) If Buyer receives a refund with respect to Taxes for which Seller is wholly or partially responsible under Section 6.13(b) hereof, Buyer will pay, within 30 days following the receipt of such refund, the amount of such refund attributable to Seller. If Seller receives a refund with respect to Taxes for which Buyer is wholly or partially responsible under Section 6.13(b) hereof, Seller will pay, within 30 days following the receipt of such refund, the amount of such refund attributable to Buyer.

(d) Each Party will provide the other Party with such assistance and non-privileged information relating to the Business and the Acquired Assets as may reasonably be requested in connection with the preparation of any Tax Return or the conduct of any audit, examination or any other proceeding by any Tax Authority. Each Party will retain and provide to the other Party all non-privileged records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding. Without limiting the generality of the foregoing, each Party will retain, for a period of six years from and after the Closing Date, copies of all Tax Returns, supporting work schedules and other records relating to the Business and the Acquired Assets for all Pre-Closing Tax Periods and Straddle Periods, or (if they will be retained for less than six years) will offer such records to the other Party prior to disposing of them.

(e) Each Party will be responsible for the handling, disposition and settlement of any inquiry, proceeding or examination against it with respect to its own federal, state or local income, franchise, net or gross receipts, estimated, alternative minimum, add-on and similar Taxes. Buyer will exercise control over the handling, disposition and settlement of any inquiry, examination or proceeding by a Tax Authority with respect to the Acquired Assets. However, if such proceeding could result in a determination with respect to Taxes due or payable by Seller, Seller may elect to participate in the handling of such proceeding at its sole expense. Buyer will notify Seller in writing promptly upon learning of any such inquiry, examination or proceeding. Notwithstanding the foregoing, if such proceeding could give rise to an indemnification obligation on the part of Seller, Seller may elect to undertake and conduct the handling, disposition and settlement of the inquiry, proceeding or examination in accordance with Section 7.5(c).

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(f) Each of Seller and Buyer will be obligated to pay half of any amounts that are required to be paid in respect of any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Assets, and Buyer will timely file all Tax Returns required to be filed in connection with such Taxes. Buyer and Seller will cooperate in timely filing all Tax Returns required to be filed in connection with the payment of such Taxes, in obtaining all available exemptions from such Taxes, and in timely providing one another resale certificates and any other documentation necessary to satisfy any such exemptions.

6.14 Assignability and Consents.

(a) As promptly as practicable after the date hereof, (i) Seller will give all required notices to any third parties and will use commercially reasonable efforts to obtain all consents, approvals and other authorizations set forth or required to be set forth on Schedule 3.3, and (ii) Seller shall use its reasonable best efforts to obtain an extension of the Contract set forth on Schedule 6.14 on the terms set forth on Schedule 6.14.

(b) Notwithstanding any other provisions in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without the consent of another party thereto or any Governmental Authority, would constitute a breach or violation of any such Contract. Seller shall, at its expense, use commercially reasonable efforts and Buyer shall, at Seller’s expense, use commercially reasonable efforts to assist Seller in obtaining all consents, novations and waivers and to resolve all impracticalities of assignments, novations or transfers necessary to convey any Contract to Buyer at the earliest practicable date after the Closing. Notwithstanding the foregoing, any fees and expenses incurred by the Parties in connection with obtaining an assignment, novation or transfer of any Contract will be paid by the Party incurring such expense.

(c) In the case of Contracts included in the Acquired Assets, if such consents, novations or waivers are not obtained on or prior to the Closing Date, or if an attempted assignment would be ineffective, until such consent, novation or waiver is obtained, Seller shall use commercially reasonable efforts to (A) provide to Buyer the benefits of each such Contract; (B) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer and (C) enforce, at the request and expense of Buyer and for the account of Buyer, any rights of Seller arising from any such Contract; and Seller will promptly pay to Buyer when received all monies received by Seller under such Contract. To the extent Buyer is provided the benefit of any such Contract, Buyer will perform or discharge, on behalf of Seller, Seller’s obligations and liabilities under each such Contract in accordance with the provisions thereof except for any obligations and liabilities under any such Contract that constitute a Retained Liability. Once a necessary consent, novation or waiver is obtained, the applicable Contract will be deemed to have been automatically transferred to Buyer on the terms set forth in this Agreement with respect to the other Contracts transferred and assumed at the Closing, and consistent with the foregoing, the obligations pursuant to the applicable Contract will be deemed to be Assumed Liabilities, and the rights pursuant to the applicable Contract will be deemed to be Acquired Assets.

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6.15 Litigation Support. In the event and for so long as either Party is actively contesting or defending against any third party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel at reasonable times and upon reasonable notice and provide such testimony and access to its books and records to the extent related to the Business as may be reasonably requested in connection with the contest or defense and in each case to the extent commercially reasonable for such other Party, at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor under Article VII in which case, the costs and expense will be borne by the Parties as set forth in Article VII).

6.16 Seller’s Obligation to Change Name. Prior to the Closing, Seller will take any and all action necessary to change the name of Seller and MB Sub, effective no later than as of the Closing, to a name that does not include or relate to and is not based on or likely to be confused with the name “Mediabistro.” Beginning immediately following the Closing, Seller will, and will cause its Affiliates to, cease using any trademark, brand name, trade name, corporate name, domain name or other indication of source or origin, that includes, is based on, relates to or is likely to be confused with or is confusingly similar to the term Mediabistro or any other similar terms or derivatives thereof.

6.17 Seller Status. Following the Closing, Seller intends to continue to operate and develop the Retained Business. Seller further intends to remain a publicly traded company and to file reports with the SEC pursuant to the provisions of the Exchange Act. At or promptly following the Closing, Seller may use a portion of the Closing Payment to repay outstanding indebtedness of Seller (the exact amount of such repayment, which shall be determined by the Seller’s Board of Directors, the “Initial Debt Payment”). Seller will use commercially reasonable efforts to ensure that, after the Initial Debt Payment, (i) at least $2.5 million of the Closing Payment remains, and is reserved, for working capital purposes, and (ii) Seller will not prepay any other outstanding indebtedness until at least six (6) months following the Closing; provided, that the foregoing shall not limit the Seller’s right and ability to repay indebtedness (or interest on such indebtedness) that becomes due and payable during such period.

6.18 Contract Renewal. Between the date hereof and the Closing Date, Buyer, Buyer Parent and Seller shall use commercially reasonable efforts to coordinate the renewal of the Contract set forth on Schedule 6.18 in accordance with the terms set forth on Schedule 6.18.

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ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller (including representations and warranties made on behalf of the Seller Subsidiaries) contained in this Agreement or in any certificates delivered pursuant to Article V shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that (a) the representations and warranties set forth in Section 3.14 (Intellectual Property) shall survive the Closing until the three (3) year anniversary of the Closing Date, (b) the representations and warranties set forth in Sections 3.16 (Taxes) and 3.21 (Compliance with Laws) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) to which the underlying matter relates, the representations and warranties set forth in the first sentence of Section 3.10 (Acquired Assets) and the representations and warranties set forth in Sections 3.1 (Corporate Organization and Standing), 3.2 (Authorization), 3.3 (No Conflict or Violation), 3.5 (Absence of Undisclosed Liabilities), 3.20 (Brokers; Finders), 3.24 (Agreements with Affiliates), 3.25 (Information in Proxy Statement), 3.26 (Opinion of Financial Advisor) and 3.28 (Subsidiaries) shall survive forever and (c) the representations and warranties set forth in Sections 4.1 (Corporate Organization and Standing), 4.2 (Authorization), 4.3 (No Conflict or Violation) and 4.5 (Brokers, Finders) shall survive forever. The representations and warranties identified in clause (b) of the first sentence of this Section 7.1 are referred to herein as the “Fundamental Representations.” The covenants contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms. Notwithstanding the foregoing, any claim made under and in accordance with this Article VII prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved.

7.2 Indemnification by Seller.

(a) Subject to the provisions of this Article VII, from and after the Closing, Seller shall indemnify Buyer, its Affiliates and their respective officers, directors, attorneys, accountants, representatives and agents (the “Buyer Indemnified Parties”) for all losses, Liabilities, Taxes, damages (including punitive damages solely to the extent such punitive damages are actually recovered by a Third Party pursuant to a Third Party Claim), costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and accountants’ fees and expenses (herein individually a “Loss” and collectively “Losses”) that any Buyer Indemnified Party suffers, sustains or incurs and that result from, arise out of, relate to, or are caused by, any of the following:

(i) any breach or inaccuracy of any representation or warranty of the Sellers contained in this Agreement or in any certificates delivered pursuant to Article V, other than the Fundamental Representations;

(ii) any breach or inaccuracy of any of the Fundamental Representations;

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(iii) any failure by Seller to perform or comply with any covenant or agreement contained in this Agreement;

(iv) the ownership or operation of the Retained Assets;

(v) the Retained Liabilities;

(vi) any Third Party Claim related to the foregoing that alleges facts that, if true, would entitle the Buyer Indemnified Parties to recovery under this Article VII;

(vii) the matters set forth on Schedule 7.2(a) (subject to the limitations set forth therein); and

(viii) any fraud committed by or on behalf of Seller related to this Agreement or any Ancillary Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, in the absence of a showing of fraud by or on behalf of Seller related to this Agreement or any Ancillary Agreement, (i) no Buyer Indemnified Party shall be entitled to indemnification for any Losses under Section 7.2(a)(i) or (iii) unless and until one or more claims identifying such Losses in excess of $75,000 in the aggregate (the “Deductible Amount”) has or have been delivered to Seller, and such amount is payable in accordance with this Article VII, whereupon only the aggregate amount of such Losses in excess of the Deductible Amount shall thereafter be recoverable in accordance with the terms hereof and (ii) the aggregate amount of Losses in excess of the Deductible Amount for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 7.2(a)(i) shall not exceed $2,000,000 (the “Cap”).

(c) The aggregate amount of Losses in excess of the Deductible Amount for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 7.2(a)(ii) and (iii) shall not exceed $8,000,000.

7.3 Indemnification by Buyer. Subject to the provisions of this Article VII, from and after the Closing, Buyer shall indemnify Seller and its officers, directors, Affiliates, attorneys, accountants, representatives and agents (the “Seller Indemnified Parties”) for all Losses that any Seller Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by any of the following:

(a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement;

(b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement;

(c) any Assumed Liability;

(d) the conduct of the Business after the Closing; and

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(e) any fraud committed by or on behalf of Buyer related to this Agreement or any Ancillary Agreement.

7.4 Payment Source. All amounts owing to the Buyer Indemnified Parties pursuant to this Article VII shall be first paid through distributions from the then remaining balance of the Escrow Fund (if any) in accordance with this Agreement and the Escrow Agreement and second, following the earlier of the termination or exhaustion of the Escrow Fund, paid by Seller.

7.5 Procedures for Indemnification.

(a) No Party shall be liable for any claim for indemnification under this Article VII unless written notice of a claim for indemnification is delivered by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of any applicable survival period set forth in Section 7.1 (in which event the claim shall survive until resolved). If any third party notifies the Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article VII, then the Indemnified Party shall notify the Indemnifying Party within 10 Business Days thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. All notices given pursuant to this Section 7.5(a) shall describe with reasonable specificity the nature of the claim, the amount of the claim (to the extent then known) and the basis of the Indemnified Party’s claim for indemnification.

(b) Following receipt of notice in accordance with Section 7.5(a) (other than a notice of a Third Party Claim against the Indemnified Party, in which case Section 7.5(c) below shall apply), the Indemnifying Party shall have thirty (30) days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party all the information related to such claim relied upon by or in possession or control of, the Indemnified Party. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or the Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Indemnifying Party (such claim, an “Approved Indemnification Claim”). If a Dispute Notice is received by the Indemnified Party within the Dispute Period and the Indemnified Party and the Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment shall be made until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party, or otherwise (and upon any such resolution, such claim shall be deemed to be an Approved Indemnification Claim). Each Approved Indemnification Claim shall be paid no later than five (5) Business Days after the date on which the subject claim became an Approved Indemnification Claim, in each case by wire transfer of immediately available funds to the account designated in writing by the party entitled to such payment.

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(c) After the Indemnified Party has given notice of a Third Party Claim to the Indemnifying Party pursuant to Section 7.5(a), the Indemnifying Party may, at its election, undertake and conduct the defense of such Third Party Claim; provided that the Indemnifying Party fully acknowledges in writing its indemnification obligations to the Indemnified Party. In such case, the Indemnified Party may continue to participate in the defense of such Third Party Claim; provided, however, that following the Indemnifying Party’s assumption of the defense of such Third Party Claim, all legal or other expenses subsequently incurred by the Indemnified Party shall be borne by the Indemnified Party unless the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests, in which case the Indemnified Party shall be indemnified for the reasonable fees and expenses of one counsel to the Indemnified Party (including one local counsel). If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not settle or consent to judgment with respect to such Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If (i) the Indemnifying Party has failed to assume the defense of such Third Party Claim within ten (10) days of the Indemnified Party’s delivery of notice of such Third Party Claim to the Indemnifying Party, (ii) such Third Party Claim involves criminal or quasi-criminal allegations or (iii) the Third Party Claim includes a claim for injunctive relief, then the Indemnified Party shall have the right to assume the defense of such Third Party Claim. The Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 7.5. To the extent that the Indemnified Party or the Indemnifying Party does not participate in the defense of a particular Third Party Claim, the Party so proceeding with such Third Party Claim shall keep the other party informed of all material developments and events relating to such Third Party Claim. No Indemnified Party shall settle or consent to judgment with respect to any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Indemnifying Party has consented to any settlement or consented to any judgment and except as otherwise provided in such settlement or judgment, such Indemnifying Party shall not have any power or authority to object to any claim by any Indemnified Person under this Article VII or against the Escrow Fund for indemnity in the amount of such settlement or judgment.

7.6 Determination of Loss Amount. If an indemnifiable matter is identified and noticed prior to the end of any applicable period set forth in Section 7.1, all Losses incurred or paid in connection with such matter shall remain subject to indemnification hereunder.

7.7 Tax Treatment. Any payment under Article VII of this Agreement shall be treated by the parties for federal, state, local and foreign income Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

7.8 Other Exclusions. In the event that any Person alleges that they are entitled to indemnification hereunder, and that Person’s claim is covered under more than one provision of this Agreement, such Person shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification. Any entitlement of an Indemnified Party to make a claim under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such claim constituting a breach or inaccuracy of more than one representation, warranty, covenant or agreement.

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7.9 Remedies Exclusive. Except (a) for remedies that cannot be waived as a matter of Applicable Law, (b) for specific performance, injunctive relief or other equitable remedies, or (c) in respect of claims based on fraud, willful misconduct or criminal acts committed by or on behalf of Seller, the indemnification provisions of this Article VII shall be the sole and exclusive remedy for any breach of this Agreement from and after the Closing.

7.10 Additional Limitations, Mitigation, Subrogation.

(a) For purposes of this Article VII only, the amount of any Loss shall be reduced by any insurance proceeds or other third party recovery actually received by the Indemnified Party with respect to such Loss. If an indemnification payment is received by the Indemnified Party and the Indemnified Party later receives insurance proceeds or other third party recoveries specifically in respect of the related Loss, the Indemnified Party shall promptly pay the indemnifying party a sum equal to the lesser of (y) the actual amount of insurance proceeds or other third party recoveries specifically in respect of the related Loss and (z) the actual amount of the indemnification payment previously paid to the Indemnified Party with respect to such Loss.

(b) Any Indemnified Party shall act in good faith and in a commercially reasonable manner to mitigate any Losses it suffers, incurs or otherwise becomes subject to as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation under this Agreement.

(c) In the event of any indemnification payment by Seller under this Agreement, Seller shall be subrogated to the extent of such payment to all of the rights of recovery of the Buyer Indemnified Party, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable Seller to bring suit to enforce such rights.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement and the Transactions may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have occurred on or before November 1, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

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(c) by Buyer if: (i) Seller shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Sections 5.1(b) or (c) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Seller of written notice of such breach (provided that the right to terminate this Agreement by Buyer shall not be available to Buyer if Buyer is at that time in material breach of this Agreement or if such breach has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect); (ii) Seller’s board of directors shall have withdrawn or modified the Recommendation in any manner adverse to Buyer or shall have resolved to do so; or (iii) Seller’s board of directors shall (x) have recommended, endorsed, accepted or agreed to a Acquisition Proposal or shall have resolved to do so, or (y) not have sent to holders of shares of Seller’s outstanding equity stock within 10 Business Days after the commencement of any tender or exchange offer or solicitation made in connection with any Acquisition Proposal, a statement recommending rejection of such offer or solicitation;

(d) by Seller at any time prior to the Closing Date, if Buyer shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Sections 5.2(b) or (c) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Buyer of written notice of such breach (provided that the right to terminate this Agreement by Seller shall not be available to Seller if Seller is at that time in material breach of this Agreement);

(e) by Seller or Buyer, if consummation of the Transactions would violate any non-appealable final order, decree, ruling or judgment of any court or Governmental Authority having competent jurisdiction;

(f) by either Seller or Buyer if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders Meeting or any postponement or adjournment thereof;

(g) by Seller, if at any time prior to receipt of the Seller Stockholder Approval, it concurrently enters into a definitive agreement providing for a Superior Acquisition Proposal in accordance with Section 6.2(e); provided, however, that prior thereto or concurrently therewith Seller shall have paid or caused to be paid the Termination Fee to Buyer in accordance with Section 8.2 of this Agreement (and such termination of this Agreement by Seller shall not take effect unless and until the Termination Fee shall have been so paid); or

(h) by Buyer, if since the date hereof any event has occurred or failed to occur, the result of which constitutes a Material Adverse Effect.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force and effect and all further obligations of the Parties under this Agreement shall terminate without further Liability of the Parties, except that (a) the obligations of the Parties under Section 6.6(a) and under the Confidentiality Agreement shall survive such termination and remain in full force and effect, (b) the provisions of this Section 8.2, Section 8.3 and Article IX shall survive such termination and remain in full force and effect, and (c) such termination shall not constitute a waiver by either Party of any claim it may have for damages caused by reason of, or relieve either Party from Liability for, any breach of this Agreement prior to its termination under Section 8.1. Notwithstanding the foregoing, nothing set forth in this Section 8.2 shall be deemed to modify, affect or diminish either Party’s right to terminate this Agreement pursuant to Section 8.1.

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8.3 Expenses and Termination Fee.

(a) In the event that Buyer shall terminate this Agreement pursuant to Section 8.1(c)(ii) or (iii), or in the event that Seller shall terminate this Agreement pursuant to Section 8.1(g), Seller shall pay the Termination Fee to Buyer and reimburse Buyer’s Transaction Expenses.

(b) In the event that (A) either (i) Buyer shall terminate this Agreement pursuant to Section 8.3(c)(i), or (ii) Buyer or Seller shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) prior to the time of such termination there shall have been an Acquisition Proposal with respect to Seller, and (C) within twelve months after such termination of this Agreement, either (i) a definitive agreement is entered into by Seller with respect to an Acquisition Proposal or (ii) an Acquisition Proposal is consummated, Seller shall pay the Termination Fee to Buyer and reimburse Buyer’s Transaction Expenses.

(c) In the event that either Buyer or Seller shall terminate this Agreement pursuant to Section 8.1(f), and no Acquisition Proposal has been made prior thereto, Seller shall reimburse Buyer’s Transaction Expenses.

(d) In the event that Seller must pay a Termination Fee to Buyer or reimburse Buyer’s Transaction Expenses, Seller shall pay such amounts: (i) within ten (10) days after the date of termination, in the event that the Termination Fee and Buyer’s Transaction Expenses are due pursuant to Section 8.3(b), (ii) at the earlier of the time that a definitive agreement is entered into by Seller or the time the Acquisition Proposal is consummated, in the event that the Termination Fee and Buyer’s Transaction Expenses are due pursuant to Section 8.3(a), or (iii) within five (5) days after the date of termination, in the event that the Buyer’s Transaction Expenses are due pursuant to Section 8.3(c).

(e) In the event that Seller fails to pay either the Termination Fee or the Buyer’s Transaction Expenses or both when due under this Section 8.3 and Buyer commences a suit which results in a judgment against Seller for such overdue amount, then (i) Seller shall reimburse Buyer for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit and the collection of such overdue amount and (ii) Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at the rate of 7% per annum.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise specifically set forth in this Agreement or on Schedule 9.1, Buyer shall pay all costs and expenses incurred by it on its behalf, and Seller shall pay all costs and expenses incurred by it on its behalf, in connection with this Agreement and the Transactions, including fees and expenses of their respective financial consultants, accountants and legal counsel. Seller shall pay the amount of any Covered Buyer Expenses incurred during the period from the date of this Agreement through the six month anniversary of the Closing Date to the extent they exceed, in the aggregate, the Covered Buyer Expense Deductible; provided that any Covered Buyer Expenses incurred as of the Closing Date that result in a reduction of the Escrow Amount pursuant to Section 1.5(b) shall be deemed paid by virtue of such Escrow Amount reduction. Expenses incurred in connection with preparing, filing, printing and distributing the Proxy Statement shall be expenses of Seller.

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9.2 Notices. Any notice, request, instruction or other document to be given hereunder will be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; one Business Day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to Seller:

Mediabistro Inc.

475 Park Avenue South

New York, NY 10016

Attn: Alan M. Meckler

Fax (203) 831-0233

With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, North Carolina 27607

Attn: David L. Wilke, Esq.

Fax: (919) 781-4865

If to Buyer or Buyer Parent:

PGM-MB Holdings LLC

c/o Prometheus Global Media, LLC

770 Broadway, 15th Floor

New York, NY 10003

Attention: Jeffrey Wilbur

Fax: (212) 493-4266

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With a copy (which shall not constitute notice) to:

Prometheus Legal Department

330 Madison Ave

New York, NY 10017

Fax: (212) 644-8107

and

Jenner & Block LLP

919 Third Avenue

New York, NY 10022

Attention: Tobias L. Knapp

Fax: (212) 891-1699

or to such other address or to the attention of such other party that the recipient Party has specified by prior written notice to the sending Party in accordance with the proceeding.

9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.4 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits hereto and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

9.5 Interpretation. Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise. Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require. Unless the context clearly requires otherwise, the terms “this Agreement,” “hereto,” “herein,” “hereby,” “hereunder,” “hereof,” “hereafter” and similar expressions refer to this Agreement (including the Disclosure Schedules and Exhibits hereto) in its entirety and not to any particular provision or portion of this Agreement. When a reference is made to Sections, Schedules or Exhibits, such reference shall be to a Section of, or a Disclosure Schedules to or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

9.6 Headings. The headings contained in this Agreement and in the Disclosure Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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9.7 Assignment; Amendment. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party or Buyer Parent (whether by operation of Law or otherwise) without the prior written consent of (a) Buyer, in the case of a proposed assignment by Seller, and (b) Seller, in the case of a proposed assignment by Buyer or Buyer Parent; provided, however, that Buyer shall be permitted, upon notice to Seller but without the consent of Seller, to assign any or all of its rights and interests (but not its obligations) hereunder and under any Ancillary Agreement to one or more of Buyer’s Affiliates. This Agreement may be amended only by a written instrument, duly executed and delivered by each of Seller and Buyer.

9.8 Governing Law.

(a) This Agreement, the Ancillary Agreements and all other agreements, documents and instruments delivered pursuant hereto and incorporated herein, unless otherwise expressly provided therein, shall be governed by, and construed in accordance with, the substantive Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without reference to the conflicts of laws rules of such State.

(b) Each of the Parties (including for this purpose, Buyer Parent) irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each Party (including for this purpose, Buyer Parent) hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.

9.9 No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than Buyer and Seller, their respective successors and permitted assigns and the Indemnified Persons, and no other Person shall assert any rights as third-party beneficiary hereunder.

9.10 Non-Waiver. At any time prior to the Closing, either Party may extend the time for performance of or waive compliance with any of the covenants or agreements of the other Party, and may waive any breach of the representations or warranties of such other Party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced. The failure in any one or more instances of a Party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

9.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

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9.12 Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Disclosure Schedules, the provisions of this Agreement shall control.

9.13 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.14 Specific Performance. Each of the Parties (including for this purpose, Buyer Parent) acknowledges and agrees that any other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party (including for this purpose, Buyer Parent) agrees that any other Party, without any requirement to post a bond or other security, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties (including for this purpose, Buyer Parent) and the matter (subject to the provisions set forth in Section 9.8), in addition to any other remedy to which they may be entitled, at law or in equity.

9.15 WAIVER OF JURY TRIAL. EACH OF BUYER, BUYER PARENT AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF BUYER, BUYER PARENT OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

ARTICLE X

BUYER PARENT GUARANTEE

10.1 Buyer Parent Guarantee. Buyer Parent, intending to be legally bound, hereby irrevocably guarantees (a) prior to and at the Closing, the full and punctual payment and performance of all obligations of Buyer (or any transferee of Buyer pursuant to Section 9.7) set forth herein , including without limitation the payment by Buyer of the Initial Purchase Payment, (b) from and after the Closing, Buyer’s payment, performance or other discharge of the Assumed Liabilities and (c) from and after the Closing, Buyer’s payment of the amounts payable to Seller pursuant to Appendix B of the Transition Services Agreement (collectively, the “Guaranteed Obligations”). Buyer Parent acknowledges and agrees that the obligations of Buyer Parent under his Section 10.1 shall be unconditional and absolute and no release or extinguishments of Buyer’s (or any Transferee’s) obligations or Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; provided, however, that Buyer Parent shall be entitled to assert as a defense to any claim for payment or performance of any Guaranteed Obligations any and all of the rights, defenses, counterclaims, exculpations, set-offs, indemnities and limitations on liability to which Buyer (or any transferee of Buyer pursuant to Section 9.7) may be entitled to assert under this Agreement or the Transition Services Agreement, including that (i) such Guaranteed Obligations are not currently due under the terms of this Agreement, or (ii) that such Guaranteed Obligations have previously been paid or performed in full. The foregoing guarantee shall remain in full force and effect until the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the date on which each Guaranteed Obligation has been completely performed and/or paid in full, as applicable. In any Proceeding to enforce rights under this Section 10.1, the prevailing party will be entitled to recover its reasonable attorneys fees.

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10.2 Buyer Parent Representations and Warranties. Buyer Parent hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date:

(a) Buyer Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement. Buyer Parent is duly qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of its business as now being conducted by it or the property owned or leased by it makes such qualification necessary.

(b) This Agreement has been duly authorized, executed and delivered by Buyer Parent, and this Agreement is the legal, valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. All necessary consents, approvals and authorizations have been provided by the manager of Buyer Parent in connection with this Agreement and the Transactions.

(c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a)  violate, conflict with or result in a breach of or constitute a default under any provision of Buyer Parent’s certificate of formation or operating agreement, (b) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or Governmental Authority to which Buyer Parent or its business is subject, or (c) violate, conflict with or result in a breach of any Law.

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(d) Buyer Parent has, as of the date of this Agreement, and will have on the Closing Date, sufficient immediately available funds to guarantee, in cash, the payment by Buyer of the Initial Purchase Payment.

(e) Buyer Parent has delivered to Seller the unaudited balance sheet of Buyer Parent as of April 30, 2014. Such balance sheet was prepared in accordance with GAAP applied on a basis consistent throughout the period indicated (except as otherwise stated in such balance sheet) and fairly presents in all material respects the assets and liabilities of Buyer Parent as of April 30, 2014.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

SELLER:

Medibistro Inc.

By: /s/ Alan Meckler

Name: Alan Meckler

Title: Chief Executive Officer

BUYER:

PGM-MB Holdings LLC

By: /s/ Jeffrey Wilbur

Name: Jeffrey Wilbur

Title: Chief Financial Officer

BUYER PARENT (solely with respect to Sections 6.5, 6.6, 6.8 and 6.18 the applicable pr*ovisions of Article IX, and Article X):

Prometheus Global Media, LLC

By: /s/ Jeffrey Wilbur

Name: Jeffrey Wilbur

Title: Chief Financial Officer

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EXHIBIT A

As used in the Agreement, the following terms shall have the following meanings:

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquisition Proposal” means any bona fide written proposal, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Seller pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, licensing transaction, tender or exchange offer or similar transaction involving Seller, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, Seller. For purposes of the definition of Acquisition Proposal, a material portion of the assets of, or material equity interest in, Seller means greater than 20% of the assets of, or equity interest in, Seller.

“Affiliate” means, with respect to any Person, any other Person which directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person. “Control” means the right to exercise, directly or indirectly, 25% or more of the voting rights attributable to the stock of, or other ownership interest in, any entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity. For the avoidance of doubt, Alan Meckler is deemed an “Affiliate” of Seller for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 1.6(a).

“Ancillary Agreement(s)” means (a) the Bill of Sale and Assignment and Assumption Agreement, (b) the IP Assignments (c) the Escrow Agreement, (d) the Transition Services Agreement, (e) the Noncompete Agreement and (f) any and all other documents and agreements delivered in connection with the Transactions.

“Apportioned Obligations” means (a) any Tax (including any additional Tax determined subsequent to the Closing Date other than additional Tax resulting from a breach by Buyer of Section 6.13(e)) relating to any Acquired Asset, and (b) all rents, royalties, utilities and other periodic charges with respect to the Acquired Assets, that are due or become due without acceleration for any Straddle Period or Pre-Closing Tax Period.

“Approved Indemnification Claim” has the meaning set forth in Section 7.5(b).

“Acquired Assets” has the meaning set forth in Section 1.1.

“Applicable Period” has the meaning set forth in Section 6.2(b).

“Assets” of any Person means all of such Person’s right, title and interest in and to all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including Contracts and Intellectual Property Rights.

A-1

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall not be authorized or required by Law to transact business.

“Business IP” means all Intellectual Property Rights owned (whether exclusively, jointly with another Person, or otherwise) by Seller (or any of Seller’s Subsidiaries), which are used, held or intended for use in or related to the operation of the Business as currently conducted or currently contemplated to be conducted, including all Intellectual Property Rights in or pertaining to the Business Products.

“Business IP Contract” means any Contract to which any Seller Party is a party or by which any Seller Party is bound, or to which any Business IP is subject, which contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that relates to any Business IP.

“Business Privacy Policy” means each privacy policy of a Seller Party relating to the Business in effect at any time within the two-year period preceding the Closing Date, including any policy relating to (i) the privacy of users of the Business Products or other users of the Business or of any of the Websites or (ii) the collection, storage, disclosure and transfer of any User Data or Personal Data.

“Business Product” means any product or service that is (i) marketed, distributed, licensed or sold by or on behalf of a Seller Party in connection with the Business as presently conducted or (ii) currently under development by or on behalf of a Seller Party and intended by Seller to be marketed, distributed, licensed or sold by or on behalf of a Seller Party in connection with the Business as presently conducted.

“Business Trademarks” has the meaning set forth in Section 3.14(g)(ii) of this Agreement.

“Buyer” has the meaning set forth in the preamble.

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.10(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

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“Buyer’s Transaction Expenses” means all of the fees and expenses incurred by Buyer or its Affiliates in connection with the negotiation, documentation and consummation of the Transactions, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants, provided that in no event shall the Buyer’s Transaction Expenses exceed $320,000 in the aggregate for purposes of Seller’s reimbursement obligations set forth in Section 8.3.

“Cap” has the meaning set forth in Section 7.2(b).

“Change in Recommendation” has the meaning set forth in Section 6.2(c).

“Closing” has the meaning set forth in Section 2.1.

“Closing Consents” means those consents, approvals, authorizations, orders, filings, registrations and qualifications set forth on Schedule 3.3 which are designated by an asterisk.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Payment” has the meaning set forth in Section 1.5(a).

“Copyrights” means all works of authorship, and all copyrights therein.

“Covered Buyer Expenses” means any out of pocket losses, Liabilities, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable and documented attorneys’ and accountants’ fees and expenses incurred by any Buyer Indemnified Parties as a result of a Covered Expense Event.

“Covered Buyer Expense Deductible” means the first One Hundred Thousand Dollars ($100,000) of Covered Buyer Expenses.

“Covered Expense Event” has the meaning provided in Schedule 9.1.

“Databases” means all proprietary databases and other data sets and compilations, whether written, electronic or in another form, and all documentation relating to the foregoing, including manuals, memoranda and records.

“COBRA” means the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.

“Competing Business” has the meaning set forth in Section 6.6(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.6(a)(i).

“Contracts” has the meaning set forth in Section 1.1(c).

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“Deductible Amount” has the meaning set forth in Section 7.2(b).

“Disclosure Schedules” means the disclosure schedules accompanying this Agreement.

“Dispute Notice” has the meaning set forth in Section 7.5(b).

“Dispute Period” has the meaning set forth in Section 7.5(b).

“Employee” has the meaning set forth in Section 6.9(b).

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Plans” has the meaning set forth in Section 3.17(a).

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, lease, license, option, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature or similar encumbrance.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Law” means any Law regulating, relating to, or imposing Liability or standards of conduct concerning, pollution, the preservation of the environment or natural resources, or the promotion of worker health and safety, including any Law relating to Hazardous Materials. Without limiting the generality of the foregoing, the term encompasses each of the following statutes and the regulations promulgated thereunder, and any similar Law, each as amended: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) the Emergency Planning and Community Right to Know Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act, (l) the Oil Pollution Act, (m) the Uranium Mill Tailings Radiation Control Act, (n) the Atomic Energy Act, and (o) the Occupational Safety and Health Act of 1970, and all state and local counterpart or related Law.

“Equipment” has the meaning set forth in Section 3.9.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 1.5(b).

“Escrow Agreement” has the meaning set forth in Section 1.5(b).

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“Escrow Amount” has the meaning set forth in Section 1.5(b).

“Escrow Fund” has the meaning set forth in Section 1.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” has the meaning set forth in Section 3.26.

“FCPA” has the meaning set forth in Section 3.22(c).

“Financial Statements” has the meaning set forth in Section 3.4(b).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time as consistently applied.

“Governmental Authority” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, or authority thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any department, board, commission, court or tribunal.

“Guaranteed Obligations” has the meaning set forth in Section 10.1.

“Hazardous Materials” means any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance (a) that is defined, determined or identified as hazardous or toxic (or by any similar term) under any Environmental Law or (b) the presence of which may give rise to Liability under any Environmental Law; without limiting the generality of the foregoing, Hazardous Materials include (i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and regulations promulgated thereunder, each as amended, (ii) “extremely hazardous substance” as defined in the Emergency Planning and Community Right to Know Act and regulations promulgated thereunder, each as amended, (iii) “hazardous waste” as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (iv) “hazardous materials” as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (v) “chemical substance or mixture” as defined in the Toxic Substances Control Act and regulations promulgated thereunder, each as amended, (vi) petroleum and petroleum products and byproducts, (vii) asbestos, (viii) radioactive materials, (ix) mold, and (x) lead.

“Indebtedness” means the aggregate amount of all borrowings and indebtedness in the nature of borrowings (including financing, acceptance credits, discounting or similar facilities, finance or capital leases (but not operating leases), bonds, debentures, notes, sale and lease back arrangements, obligations incurred in connection with the acquisition of, or as the deferred purchase price for, property, assets or businesses, overdrafts, net obligations under any accounts receivable financing or securitization transactions, or net obligations arising from hedging arrangements in respect of interest rates, currencies or raw materials or other commodities, whether or not accounted for on the balance sheet), together with accrued interest on such amounts and all fees, expenses and premiums payable in connection with the repayment or settlement of the foregoing, in each case calculated in accordance with GAAP but excluding (i) office equipment leases, and (ii) open or blanket purchase orders. For the avoidance of doubt, “Indebtedness” shall include all amounts Seller owes to Alan Meckler.

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“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Initial Purchase Price” has the meaning set forth in Section 1.5(a).

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) Patents, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) Software; (c) Copyrights; (d) Trade Secrets; (e) Trademarks; (f) Databases; (g) Internet Properties; (h) publicity rights; and (i) moral rights; including in each case of (a) through (i) any registrations of, applications to register, and renewals and extensions, continuations, continuations-in-part, counterparts, divisions, or reissues of, and applications for, any of the foregoing with or by any governmental authority in any jurisdiction.

“Internet Properties” means all rights to uniform resource locators and domain names.

“Inventory” means all inventory and spare parts, whether located at the Leased Real Property or in transit, supplies, storehouse stocks, raw materials, work in process, scrap, containers and spare parts, in each case used, held or intended for use in or related to the conduct of the Business.

“IP Assignments” has the meaning set forth in Section 2.2(b).

“Knowledge” with respect to Seller means any fact, matter or circumstance of which Alan Meckler, Thomas Kitt or Mark Scarinzi had actual knowledge after due inquiry.

“Law” has the meaning set forth in Section 3.3.

“Leased Real Property” means all real property the subject of the Leases.

“Leases” has the meaning set forth in Section 3.6(a).

“Liability” means any debt, liability, guarantee, assurance, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

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“Licenses and Permits” has the meaning set forth in Section 3.12.

“Lien” means any security interest, lien, encumbrance, mortgage, pledge, equity, charge, assessment, easement, covenant, restriction, reservation, defect in title, encroachment, license, ownership interest of another Person and other burden.

“Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any circumstance, change, event, development or effect that is, individually or in the aggregate, material and adverse to (i) the Business, the Acquired Assets, or the Business’ liabilities, operations or financial performance or (ii) the ability of Seller to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes after the date hereof in any applicable Law or in GAAP, (c) changes resulting from the announcement or pendency of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors or employees, (d) acts of war, armed hostilities, sabotage or terrorism occurring after the date of this Agreement, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) acts of God such as lightning, earthquakes, floods, storms, hurricanes, freezes, cyclones, tidal waves, tornadoes, unusual weather conditions, epidemics, or plagues, (f) any failure by Seller to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date hereof; provided, however, that the exceptions in this clause (f) shall not apply to facts and circumstances underlying any such failure, (g) any action by Buyer or any of its Affiliates or the omission of an action that was required to be taken by Buyer or any of its Affiliates, (h) changes after the date hereof in the industry in which the Business is operated or (i) any action taken by Seller or its Affiliates at the request or with the consent of Buyer (but only if with respect to the foregoing effects in (a), (b), (d), (e) or (h), the Business is not disproportionately affected thereby relative to other Persons in the industry in which Seller and its Subsidiaries are engaged). For the avoidance of doubt, any material adverse effect solely and exclusively on any business or division of Seller other than the Business shall not be taken into account in determining whether a Material Adverse Effect exists.

“Material Contract” has the meaning set forth in Section 3.7(l).

“MB Sub” has the meaning set forth in Section 2.2(j).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Noncompete Agreement” has the meaning set forth in Section 2.2(l).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

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“Ordinary Course of Business” means, with respect to the operation by the Seller Parties of the Business, the operation thereof in the ordinary course of business consistent with prior practices with respect to the operation thereof.

“Parties” means Buyer and Seller.

“Party” means Buyer or Seller.

“Patents” means all patents and patent applications.

“Permitted Liens” has the meaning set forth in Section 3.10.

“Person” means any individual, corporation, limited liability company, partnership, trust or other entity or organization.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Policies” has the meaning set forth in Section 3.23.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.13(a).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Proxy Statement” means a definitive form proxy statement relating to Seller Stockholders Meeting to be held in connection with the Transactions.

“Purchase Price” means the Initial Purchase Price, as adjusted pursuant to Article VII.

“Recommendation” means a recommendation of the Board of Directors of Seller that the stockholders of Seller authorize the Transactions.

“Registered Business IP” means all Business IP that is Registered IP.

“Registered IP” means (a) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights and registered Trademarks, (b) all Internet Properties and (c) all applications for any of the foregoing.

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“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, emptying, injecting, depositing, disposing, discharging, dispersing, leaching, dumping, storing, escaping, discarding, burying, abandoning or migrating of Hazardous Materials into the environment.

“Retained Assets” has the meaning set forth in Section 1.2.

“Retained Businesses” means the meaning set forth in the Recitals.

“Retained Liabilities” has the meaning set forth in Section 1.4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Parties” means Seller and the Seller Subsidiaries.

“Seller SEC Documents” has the meaning set forth in Section 3.4(a).

“Seller Stockholder Approval” means the affirmative vote of the holders of at least a majority of the votes of the outstanding shares of Seller’s equity stock entitled to vote thereon to approve the Transactions.

“Seller Stockholders Meeting” has the meaning set forth in Section 6.3(c).

“Seller Subsidiaries” means the Subsidiaries of Seller.

“Seller Transaction Expenses” means (i) all of the fees and expenses incurred by Seller or its Affiliates in connection with the negotiation, documentation and consummation of the Transactions, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants, (ii) all payments required to obtain third party consents in connection with the consummation of the Transactions, (iii) all deferred compensation, severance, stock appreciation, phantom stock or similar payments due by Seller to any Person and (iv) all stay, change of control, severance, bonus or similar payments due by Seller to any Person and other accelerations or increases in rights or benefits of any Seller’s employees under any Employee Plan which obligation, in each case, either (x) arises at or prior to the Closing or (y) is payable or becomes due in whole or in part as a result of the consummation of the Transactions, including all Taxes that are payable by Seller in connection with or as a result of the payment of such Liability.

“Software” means all software of any type (including firmware), including all related databases, data collections and data files, algorithms, application programming interfaces, user interfaces, source code, object code, executable code, and specifications and documentation, and all rights therein.

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“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

“Subscription Agreement” means any Contract or license between a Subscriber and Seller pursuant to which the Subscriber uses the services provided by the Business.

“Superior Acquisition Proposal” means any unsolicited Acquisition Proposal made by a third party for consideration to Seller’s stockholders or Board of Directors providing for the payment or exchange of cash and/or securities for a material equity interest in, or a material portion of the assets (including the Acquired Assets) of, Seller, which the Board of Directors of Seller, acting in its good faith judgment in accordance with Section 6.2(h), determines (a) is superior to Seller’s stockholders from a financial point of view to the transactions contemplated by this Agreement and (b) is reasonably likely to be consummated on its terms, taking into account all legal, financial, regulatory and other aspects of the proposal.

“Tax” and “Taxes” means a tax or taxes of any kind or nature, or however denominated, including liability for federal, state, canton, provincial, local or foreign sales, use, transfer, registration, business and occupation, value added, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, workers’ compensation, health insurance, disability, payroll, license, employee or other withholding, income (which includes any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth or gross receipts taxes) or other tax, of any kind whatsoever, imposed by a Tax Authority, including any estimated tax, interest, penalties, fines or additions to tax or additional amounts in respect to the foregoing, including any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“Tax Authority” means any Governmental Authority having the power to regulate, impose or collect Taxes, including the Internal Revenue Service and any state Department of Revenue.

“Tax Returns” means, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under Law for such Tax, and any amendment thereto.

“Termination Fee” means $80,000.

“Third Party” means any Person or group other than a Party hereto.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

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“Trademarks” means all registered, unregistered and common law trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, trademark and service mark registrations and applications, and the goodwill associated therewith.

“Trade Secrets” means all trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employees” has the meaning set forth in Section 6.9(b).

“Transition Services Agreement” has the meaning set forth in Section 2.2(c).

“User Data” means any Personal Data or other data or information collected by or on behalf of any Seller Party from users of the Business Products or of any Website.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2102 - 2109, as amended.

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